Exhibit 99.1

Wintrust Financial Corporation

727 North Bank Lane, Lake Forest, Illinois 60045

News Release

FOR IMMEDIATE RELEASE	April 18, 2012

FOR MORE INFORMATION CONTACT:

Edward J. Wehmer, President & Chief Executive Officer

David A. Dykstra, Senior Executive Vice President & Chief Operating Officer

(847) 615-4096

Web site address: www.wintrust.com

WINTRUST FINANCIAL CORPORATION REPORTS FIRST QUARTER 2012 NET INCOME OF $23.2 MILLION,

AN INCREASE OF 42% FROM THE 2011 FIRST QUARTER AND 21% FROM THE 2011 FOURTH QUARTER, HIGHLIGHTED BY NET INTEREST MARGIN EXPANSION, CREDIT QUALITY IMPROVEMENT AND

OPERATING EXPENSE CONTROL

LAKE FOREST, ILLINOIS – Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq WTFC) announced net income of $23.2 million or $0.50 per diluted common share for the first quarter of 2012 compared to net income of $19.2 million or $0.41 per diluted common share for the fourth quarter of 2011 and $16.4 million or $0.36 per diluted common share for the first quarter of 2011.

Highlights Compared with the 2011 Fourth Quarter:

•	3.55% net interest margin, up ten basis points

•	7% annualized growth in average total loans, excluding covered loans

•	5% decline in non-performing loans to 1.06% of total loans, excluding covered loans, down from 1.14%

•	42% decline in net charge-offs to an annualized 0.53% of average total loans, excluding covered loans, down from 0.93%

•	Improvement in allowance for loan losses to 97.7% of total non-performing loans, excluding covered loans, up from 91.9%

•	3% increase in tangible common book value per share to $27.57, up from $26.72

•	Increase in tangible common equity ratio, assuming conversion of preferred stock, to 8.6%, up from 7.8%

•	4 basis point decline in net overhead ratio to 1.58%, based on pre-tax adjusted earnings, down from 1.62%

•	62.31% efficiency ratio, based on pre-tax adjusted earnings, an improvement from 64.76%

•	Completed two acquisitions and a convertible preferred stock issuance

•	Debt defeasance of approximately one-third of the secured borrowings owed to securitization investors

•	Debt defeasance costs in the first quarter of approximately $848,000 were effectively offset by $816,000 of net gains on available for sale securities

The Company’s total assets of $16.2 billion at March 31, 2012 increased $2.1 billion from March 31, 2011. Total deposits as of March 31, 2012 were $12.7 billion, an increase of $1.8 billion from March 31, 2011. Noninterest bearing deposits increased by $622 million or 49% since March 31, 2011, while NOW, wealth management, money market and savings deposits increased $1.2 billion or 24% during the same time period. Total time certificates of deposit remained essentially unchanged at March 31, 2012 compared to March 31, 2011. Total loans, including loans held for sale but excluding covered loans, were $11.1 billion as of March 31, 2012, an increase of $1.4 billion over March 31, 2011.

Edward J. Wehmer, President and Chief Executive Officer, commented, “Our reported first quarter net income of $23.2 million represents a 21% increase over the $19.2 million of net income reported in the fourth quarter of 2011 and a 42% increase over the $16.4 million of net income reported in the first quarter of 2011. The first quarter of 2012 was highlighted by continued solid loan growth, favorable shifting in the mix of the deposit funding base, improvement in net interest margin, credit quality and expense management. Other highlights included a successful convertible preferred stock issuance, franchise expansion and a favorable environment for both wealth management and mortgage banking revenue.”

Mr. Wehmer continued, “Total loans outstanding at March 31, 2012, including loans held for sale but excluding covered loans, increased $226 million from December 31, 2011. This growth was primarily comprised of $118 million of commercial and commercial real-estate and $100 million of commercial premium finance receivables. Loan growth funding was supported by continued growth in the deposit base, as total deposits increased $359 million since December 31, 2011. Our mix of deposits continued to improve as certificates of deposit at March 31, 2012 make up only 38% of total deposits, down from 40% at December 31, 2011 and 44% at March 31, 2011. Additionally, non-interest bearing demand deposits now comprise 15% of total deposits, up from 14% at December 31, 2011 and 12% at March 31, 2011.”

Mr. Wehmer further commented, “Net interest income increased in the first quarter by $1 million over the fourth quarter of 2011 and $16 million over the first quarter of 2011. The Company’s net interest margin improved to 3.55% for the first quarter of 2012, compared to 3.45% in the previous quarter and 3.48% in the first quarter of 2011. The growth in net interest income in the first quarter of 2012 contributed to an improvement in pre-tax adjusted earnings, one of our principal internal measurements of profitability. Also contributing to the improvement in pre-tax adjusted earnings were expense management and a solid quarter for both wealth management and mortgage banking revenue. Excluding the seasonal employment tax expense increase, costs related to other real estate owned, the collection of covered loans and debt defeasance, total non-interest expense decreased by $3.9 million or 3.5% from the fourth quarter of 2011. Wealth management revenue benefited from improved market conditions throughout the first quarter while our mortgage banking division continued to experience heavy demand as mortgage interest rates remained low.”

Commenting on credit quality, Mr. Wehmer noted, “The Company’s credit quality metrics improved during the quarter as non-performing loans as a percent of total loans decreased to 1.06%, down from 1.14% at December 31, 2011 and 1.63% at March 31, 2011. Total non-performing loans decreased to $114 million at March 31, 2012, down from $120 million at December 31, 2011 and down from $155 million at March 31, 2011. Non-performing loan inflows during the first quarter of 2012 declined to $18 million, the lowest amount in the past nine quarters and down from $25 million in the fourth quarter of 2011 and $56 million in the first quarter of 2011. Total allowance for loan losses as a percentage of non-performing loans rose to 98% at March 31, 2012, up from 92% at December 31, 2011 and 74% at March 31, 2011, the highest level since September 30, 2007. Total non-performing assets, which includes other real estate owned, declined to $190 million, down from $207 million at December 31, 2011 and $241 million at March 31, 2011. During the first quarter of 2012, excluding the provision for covered loan losses, the Company recorded a provision for loan losses of $15 million, net charge-offs of $14 million and other real-estate owned operating charges of $7 million.”

Turning to franchise expansion, Mr. Wehmer noted, “During the first quarter of 2012 we completed and announced four separate transactions that we believe will have a positive impact on our franchise. We announced plans to expand our premium finance business into the Canadian marketplace by entering into an agreement to acquire Macquarie Premium Funding Inc. We expect this transaction to close in the second quarter of 2012 and add approximately $230 million of outstanding receivables to the Company’s balance sheet. We completed our seventh FDIC-assisted transaction in February, acquiring the banking operations of Charter National Bank and Trust, adding two new locations. As part of two separate agreements with Suburban Bank and Trust, in late March, we completed the acquisition of their trust business, and in early April, completed the acquisition of their Orland Park, Illinois banking location. These two transactions added $160 million in assets under administration, additional land trust accounts and approximately $52 million in deposits and $3 million in performing loans. We also filed an application with Illinois banking regulators to open a retail banking office at 70 W. Madison St. in downtown Chicago. If approved, this location would be our first-ever downtown Chicago retail branch.”

In closing, Mr. Wehmer added, “We are pleased with the results of the first quarter and believe we are well positioned to continue the growth in earnings and the growth in the franchise value. Strong earning asset growth at the end of the first quarter should bode well for higher average earning assets and net interest income in the second quarter of the year. Additionally, our loan pipelines remain strong and we are optimistic about our ability to execute on closing a substantial portion of the existing pipeline. We also expect to close on the acquisition of the previously announced pending acquisition of the Canadian insurance premium finance company in the second quarter which should further boost our earning assets and net income potential. We will continue to be disciplined in our approach to growth but we believe we are back to an asset driven mode of operation which should allow us to be more aggressive in growing deposits in our markets and increasing the franchise value of our Company.”

The graphs below depict changes in the level of non-performing loans, excluding covered loans (“NPLs”), over the last five quarters. The following metrics, for the last five quarters, are diagrammed below: total non-performing loans, non-performing loans as a percent of total loans, non-performing loan inflows and allowance for loan losses (“ALL”) as a percent of total non-performing loans.

The graph below displays the trend of period-end and quarterly average balances of total earning assets and trade date securities receivables. During the quarter ended March 31, 2012, average total earning assets and trade date securities receivables were lower than period-end balances as the Company experienced most of the increase in the period-end balance near the end of the quarter. Average earning assets and trade date securities receivables in the second quarter of 2012 are expected to be positively impacted based on the higher beginning balances at the start of the quarter.

Total Earning Assets and Trade Date Securities Receivable (Dollars in billions)

Wintrust’s key operating measures and growth rates for the first quarter of 2012, as compared to the sequential and linked quarters are shown in the table below:

	Three Months Ended			% or (4) basis point (bp) change from		% or basis point (bp) change from
	March 31, 2012	December 31, 2011	March 31, 2011	4th Quarter 2011		1st Quarter 2011
Net income	$23,210	$19,221	$16,402	21%		42%
Net income per common share – diluted	$0.50	$0.41	$0.36	22%		39%
Pre-tax adjusted earnings (2)	$63,688	$59,362	$51,032	7%		25%
Net revenue (1)	$172,918	$169,559	$150,501	2%		15%
Net interest income	$125,895	$124,647	$109,614	1%		15%
Net interest margin (2)	3.55%	3.45%	3.48%	10	bp	7	bp
Net overhead ratio (2) (3)	1.80%	1.83%	1.66%	(3)	bp	14	bp
Net overhead ratio, based on pre-tax adjusted earnings (2) (3)	1.58%	1.62%	1.69%	(4)	bp	(11)	bp
Return on average assets	0.59%	0.48%	0.47%	11	bp	12	bp
Return on average common equity	5.90%	4.87%	4.49%	103	bp	141	bp
At end of period
Total assets	$16,172,018	$15,893,808	$14,094,294	7%		15%
Total loans, excluding loans held-for-sale, excluding covered loans	$10,717,384	$10,521,377	$9,561,802	7%		12%
Total loans, including loans held-for-sale, excluding covered loans	$11,067,712	$10,841,901	$9,656,288	8%		15%
Total deposits	$12,665,853	$12,307,267	$10,915,169	12%		16%
Total shareholders’ equity	$1,687,921	$1,543,533	$1,453,253	38%		16%

(1)	Net revenue is net interest income plus non-interest income.
(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
(3)

The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	Period-end balance sheet percentage changes are annualized.

Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s web site at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Supplemental Financial Info.”

Items Impacting Comparative Financial Results: Acquisitions and Capital

Acquisitions – Completed Acquisitions

On March 30, 2012, the Company’s wholly-owned subsidiary, The Chicago Trust Company, N.A. (“CTC”), completed its previously announced acquisition of the trust operations of Suburban Bank & Trust Company (“Suburban”). Through this transaction, CTC acquired trust accounts having assets under administration of approximately $160 million, in addition to land trust accounts and various other assets. The Company recorded goodwill of $1.8 million on the acquisition.

On February 10, 2012, the Company announced that its wholly-owned subsidiary bank, Barrington Bank and Trust Company, N.A. (“Barrington”), acquired certain assets and liabilities and the banking operations of Charter National Bank and Trust (“Charter National”) in an FDIC-assisted transaction. Charter National operated two locations: one in Hoffman Estates and one in Hanover Park.

On September 30, 2011, the Company completed its acquisition of Elgin State Bancorp, Inc. (“ESBI”). ESBI was the parent company of Elgin State Bank, which operated three banking locations in Elgin, Illinois. As part of the transaction, Elgin State Bank merged into the Company’s wholly-owned subsidiary bank, St. Charles Bank & Trust Company (“St. Charles”), and the three acquired banking locations are operating as branches of St. Charles under the brand name Elgin State Bank. Elgin State Bank had approximately $262 million in assets and $240 million in deposits as of the acquisition date, prior to purchase accounting adjustments. The Company recorded goodwill of approximately $5.0 million on the acquisition.

On July 8, 2011, the Company announced that its wholly-owned subsidiary bank, Northbrook Bank & Trust Company (“Northbrook”), acquired certain assets and liabilities and the banking operations of First Chicago Bank & Trust (“First Chicago”) in an FDIC-assisted transaction. First Chicago operated seven locations in Illinois: three in Chicago and one each in Bloomingdale, Itasca, Norridge and Park Ridge.

On July 1, 2011, the Company completed its acquisition of Great Lakes Advisors, Inc. (“Great Lakes Advisors”), a Chicago-based investment manager with approximately $2.4 billion in assets under management. The Company recorded goodwill of $15.7 million on the acquisition. Great Lakes Advisors merged with Wintrust’s existing asset management business, Wintrust Capital Management, LLC and operates as “Great Lakes Advisors, LLC, a Wintrust Wealth Management Company”.

On April 13, 2011, the Company announced the acquisition of certain assets and the assumption of certain liabilities of the mortgage banking business of River City Mortgage, LLC (“River City”) of Bloomington,

Minnesota. With offices in Minnesota, Nebraska and North Dakota, River City originated nearly $500 million in mortgage loans in 2010.

On March 25, 2011, the Company announced that its wholly-owned subsidiary bank, Advantage National Bank Group (“Advantage”) acquired certain assets and liabilities and the banking operations of The Bank of Commerce (“TBOC”) in an FDIC-assisted transaction. TBOC operated one location in Wood Dale, Illinois. Advantage subsequently changed its name to Schaumburg Bank and Trust Company, N.A. (“Schaumburg”).

On February 4, 2011, the Company announced that its wholly-owned subsidiary bank, Northbrook, acquired certain assets and liabilities and the banking operations of Community First Bank-Chicago (“CFBC”) in an FDIC-assisted transaction. CFBC operated one location in Chicago, Illinois.

On February 3, 2011, the Company announced the acquisition of certain assets and the assumption of certain liabilities of the mortgage banking business of Woodfield Planning Corporation (“Woodfield”) of Rolling Meadows, Illinois. With offices in Rolling Meadows, Illinois and Crystal Lake, Illinois, Woodfield originated approximately $180 million in mortgage loans in 2010.

Summary of FDIC-assisted Transactions

•

Barrington assumed approximately $89 million of the outstanding deposits and approximately $94 million of assets of Charter National on February 10, 2012, prior to purchase accounting adjustments. A bargain purchase gain of $840,000 was recognized on this transaction.

•

Northbrook assumed approximately $887 million of the outstanding deposits and approximately $959 million of assets of First Chicago on July 8, 2011, prior to purchase accounting adjustments. A bargain purchase gain of $27.4 million was recognized on this transaction.

•

Schaumburg assumed approximately $161 million of the outstanding deposits and approximately $163 million of assets of TBOC on March 25, 2011, prior to purchase accounting adjustments. A bargain purchase gain of $8.6 million was recognized on this transaction.

•

Northbrook assumed approximately $50 million of the outstanding deposits and approximately $51 million of assets of CFBC on February 4, 2011, prior to purchase accounting adjustments. A bargain purchase gain of $2.0 million was recognized on this transaction.

Loans comprise the majority of the assets acquired in the FDIC-assisted transactions and are subject to loss sharing agreements with the FDIC where the FDIC has agreed to reimburse the Company for 80% of losses incurred on the purchased loans. Additionally, the loss share agreements with the FDIC require the Company to reimburse the FDIC in the event that actual losses on covered assets are lower than the original loss estimates agreed upon with the FDIC with respect to such assets in the loss share agreements. We refer to the loans subject to these loss-sharing agreements as “covered loans.” We use the term “covered assets” to refer to the total of covered loans, covered OREO and certain other covered assets. The agreements with the FDIC require that the Company follow certain servicing procedures or risk losing FDIC reimbursement of losses related to covered assets.

Acquisitions – Announced Acquisitions

On February 14, 2012, the Company announced plans to expand its premium finance business into the Canadian marketplace by entering into an agreement, through its wholly-owned subsidiary Lake Forest Bank and Trust Company, to purchase Macquarie Premium Funding Inc., the Canadian insurance premium funding unit of Macquarie Group. The business to be acquired had approximately $230 million of premium finance receivables outstanding as of December 31, 2011. The transaction is expected to be completed in the second quarter of 2012, subject to regulatory approval and certain closing conditions.

On January 13, 2012, the Company’s wholly-owned subsidiary bank, Old Plank Trail Community Bank, N.A. (“Old Plank Trail Bank”), entered into a definitive agreement to acquire a branch of Suburban that is located in Orland Park, Illinois. Through this transaction, subject to final adjustments, Old Plank Trail Bank acquired approximately $52 million of deposits, approximately $3 million of performing loans, the property, bank facility and various other assets on April 13, 2012.

Stock Offerings

On March 14, 2012, the Company announced the pricing of 110,000 shares, or $110,000,000 aggregate liquidation preference, of Non-Cumulative Perpetual Convertible Preferred Stock, Series C (“Preferred Stock”). On March 15, 2012, the Company’s underwriters exercised their option to purchase 16,500, or $16,500,000 aggregate liquidation preference, of Preferred Stock. After giving effect to the exercise of the overallotment option, the underwriters purchased an aggregate of 126,500 shares or $126,500,000 aggregate liquidation preference, of Preferred Stock in the offering.

Wintrust intends to use the net proceeds for general corporate purposes, which may include, without limitation, investments at the holding company level, providing capital to support our growth, acquisitions or other business combinations, including FDIC-assisted acquisitions, and reducing or refinancing existing debt.

Dividends will be payable on the Preferred Stock when, as, and if, declared by Wintrust’s Board of Directors on a non-cumulative basis quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on April 15, 2012 at a rate of 5.00% per year on the liquidation preference of $1,000 per share.

The holders of the Preferred Stock will have the right at any time to convert each share of Preferred Stock into 24.3132 shares of the Wintrust common stock, which represents an initial conversion price of $41.13 per share of Wintrust common stock, plus cash in lieu of fractional shares. The initial conversion price represents a 17.5% conversion premium to the volume-weighted average price of Wintrust common stock on March 13, 2012 of approximately $35.00 per share. The conversion rate, and thus the conversion price, will be subject to adjustment under certain circumstances. On or after April 15, 2017, Wintrust will have the right under certain circumstances to cause the Preferred Stock to be converted into shares of Wintrust common stock, plus cash in lieu of fractional shares.

Capital Ratios

As of March 31, 2012, the Company’s estimated capital ratios were 14.2% for total risk-based capital, 13.0% for tier 1 risk-based capital and 10.5% for leverage, above the well capitalized guidelines. Additionally, the Company’s tangible common equity ratio was 7.5% at March 31, 2012. Assuming conversion of preferred stock, the tangible common equity ratio was 8.6% at March 31, 2012.

Financial Performance Overview – First Quarter 2012

For the first quarter of 2012, net interest income totaled $125.9 million, an increase of $1.2 million as compared to the fourth quarter of 2011 and $16.3 million as compared to the first quarter of 2011. The increases in net interest income on both a sequential and linked quarter basis are the result of:

•

The change in deposit mix, growth of higher yielding loans and a decrease in liquidity management assets, positively impacted net interest income in the first quarter of 2012 as compared to the first quarter of 2011. During the first quarter of 2012, the Company repurchased $172 million of the $600 million outstanding Class A notes issued in the third quarter of 2009 as part of its loan securitization. This defeasance of debt effectively reduced the outstanding “secured borrowings – owed to securitization investors” shown on the Company’s balance sheet by $85.1 million, based on average balance, in the first quarter of 2012. Additionally, growth in average loans was due to a $95.7 million increase in commercial and commercial real estate loans and a $94.7 million increase in life insurance and commercial premium finance loans.

•

Average earning assets for the first quarter of 2012 increased by $1.5 billion compared to the first quarter of 2011. Average earning asset growth over the past 12 months was primarily a result of the $998.7 million increase in average loans, $340.7 million of average covered loan growth from the FDIC-assisted bank acquisitions and a $127.6 million increase in average liquidity management and other earning assets. The $998.7 million increase in average loans was, in turn, comprised of a $430.9 million increase in commercial loans, a $179.7 million increase in commercial real estate loans, a $147.4 million increase in life insurance premium finance loans and a $145.1 million increase in commercial insurance premium finance loans, an increase in mortgage warehouse lending of $62.1 million and an increase in mortgages held for sale of $48.3 million, partially offset by a net decrease in all other loans of $14.8 million. The decrease in all other loans was primarily related to home equity loans. The shift in growth over the past 12 months toward commercial and industrial loans is a reflection of the commercial initiatives the Company has implemented. The average earning asset growth of $1.5 billion over the past 12 months was primarily funded by a $939.2 million increase in the average balances of interest-bearing deposits, an increase in the average balance of net free funds of $334.1 million and an increase in wholesale funding of $193.7 million.

The net interest margin for the first quarter of 2012 was 3.55% compared to 3.45% in the fourth quarter of 2011 and 3.48% in the first quarter of 2011. The changes in net interest margin on both a linked and sequential quarter basis are the result of:

•

The ten basis point increase in net interest margin in the first quarter of 2012 compared to the fourth quarter of 2011 resulted from positive re-pricing of retail interest-bearing deposits along with a more favorable deposit mix, higher yields on our premium finance loans and the positive impact from the debt defeasance.

•

The seven basis point increase in the first quarter of 2012 compared to the first quarter of 2011 was primarily attributable to a 33 basis point decline in the cost of interest-bearing deposits and an 80 basis point decline in the cost of wholesale borrowings over the last 12 months. Offsetting this was the negative impact of both competitive and economic pricing pressures on the commercial and industrial and commercial premium finance portfolios during the past 12 months and a decrease in accretable discount recognized as interest income on the purchased life insurance premium portfolio as prepayments declined, causing the yield on total loans to decline by 57 basis points.

Non-interest income totaled $47.0 million in the first quarter of 2012, increasing $2.1 million, or 5%, compared to the fourth quarter of 2011 and increasing $6.1 million, or 15%, compared to the first quarter of 2011.

The increase in the first quarter of 2012 compared to the fourth quarter of 2011 is primarily attributable to higher wealth management revenues, bargain purchase gains recorded during the first quarter of 2012 as a result of the Charter National FDIC-assisted transaction and higher swap fee revenue, partially offset by lower fees from covered call options. The increase in the first quarter of 2012 compared to the first quarter of 2011 was primarily attributable to higher mortgage banking revenues, wealth management revenues and swap fee revenues, partially offset by a decrease in bargain purchase gains. Mortgage banking revenue increased $510,000 when compared to the fourth quarter of 2011 and increased $6.9 million when compared to the first quarter of 2011. The increase in the current quarter as compared to the first quarter of 2011 resulted primarily from an increase in gains on sales of loans, which was driven by higher origination volumes in the current quarter due to a favorable mortgage interest rate environment. Loans sold to the secondary market were $714.7 million in the first quarter of 2012 compared to $883.0 million in the fourth quarter of 2011 and $562.1 million in the first quarter of 2011 (see “Non-Interest Income” section later in this document for further detail).

Non-interest expense totaled $117.8 million in the first quarter of 2012, decreasing $1.0 million compared to the fourth quarter of 2011 and increasing $19.6 million, or 20%, compared to the first quarter of 2011. The increase compared to the first quarter of 2011 was primarily attributable to a $12.9 million increase in salaries and employee benefits. Salaries and employee benefits expense increased primarily as a result of a $4.8 million increase in salaries caused by the addition of employees from the various acquisitions and larger staffing as the Company grows, a $6.1 million increase in bonus and commissions primarily attributable to the increase in variable pay based revenue and the Company’s long-term incentive program approved by the Compensation Committee of the Board of Directors in August 2011 and a $2.0 million increase from employee benefits (primarily health plan and payroll taxes related). In addition, the Company incurred debt defeasance costs of approximately $848,000 in the first quarter of 2012.

Financial Performance Overview – Credit Quality

Non-performing loans, excluding covered loans, totaled $113.6 million, or 1.06% of total loans, at March 31, 2012, compared to $120.1 million, or 1.14% of total loans, at December 31, 2011 and $155.4 million, or 1.63% of total loans, at March 31, 2011. OREO, excluding covered OREO, of $76.2 million at March 31, 2012, decreased $10.3 million compared to $86.5 million at December 31, 2011 and decreased $9.1 million compared to $85.3 million at March 31, 2011.

The provision for credit losses, excluding the provision for covered loan losses, totaled $15.2 million for the first quarter of 2012 compared to $16.6 million for the fourth quarter of 2011 and $24.4 million in the first quarter of

2011. Net charge-offs as a percentage of loans, excluding covered loans, for the first quarter of 2012 totaled 53 basis points on an annualized basis compared to 93 basis points on an annualized basis in the fourth quarter of 2011 and 104 basis points on an annualized basis in the first quarter of 2011.

Excluding the allowance for covered loan losses, the allowance for credit losses at March 31, 2012 totaled $124.1 million, or 1.16% of total loans, compared to $123.6 million, or 1.17% of total loans, at December 31, 2011 and $117.1 million, or 1.22% of total loans, at March 31, 2011.

The lower level of provision for credit losses, reflects the improvements in credit quality metrics for the first quarter of 2012. The graphs on pages four and five highlight the level of total non-performing loans, the improvement seen in the reduced levels of inflows to non-performing loans and the improvement in the allowance for loan loss coverage of non-performing loans.

WINTRUST FINANCIAL CORPORATION

Selected Financial Highlights

	Three Months Ended March 31,
	2012	2011
Selected Financial Condition Data (at end of period):
Total assets	$16,172,018	$14,094,294
Total loans, excluding covered loans	10,717,384	9,561,802
Total deposits	12,665,853	10,915,169
Junior subordinated debentures	249,493	249,493
Total shareholders’ equity	1,687,921	1,453,253
Selected Statements of Income Data:
Net interest income	$125,895	$109,614
Net revenue (1)	172,918	150,501
Pre-tax adjusted earnings (2)	63,688	51,032
Net income	23,210	16,402
Net income per common share – Basic	$0.61	$0.44
Net income per common share – Diluted	$0.50	$0.36
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.55%	3.48%
Non-interest income to average assets	1.19%	1.18%
Non-interest expense to average assets	2.99%	2.84%
Net overhead ratio (2) (3)	1.80%	1.66%
Net overhead ratio, based on pre-tax adjusted earnings (2) (3)	1.58%	1.69%
Efficiency ratio (2) (4)	68.24%	65.05%
Efficiency ratio, based on pre-tax adjusted earnings (2) (4)	62.31%	63.56%
Return on average assets	0.59%	0.47%
Return on average common equity	5.90%	4.49%
Average total assets	$15,835,350	$14,018,525
Average total shareholders’ equity	1,564,662	1,437,869
Average loans to average deposits ratio (excluding covered loans)	88.1%	91.2%
Average loans to average deposits ratio (including covered loans)	93.5%	94.2%
Common Share Data at end of period:
Market price per common share	$35.79	$36.75
Book value per common share (2)	$35.25	$33.70
Tangible common book value per share (2)	$27.57	$26.65
Common shares outstanding	36,289,380	34,947,251
Other Data at end of period:(8)
Leverage Ratio (5)	10.5%	10.3%
Tier 1 capital to risk-weighted assets (5)	13.0%	12.7%
Total capital to risk-weighted assets (5)	14.2%	14.1%
Tangible common equity ratio (TCE) (2)(7)	7.5%	8.0%
Tangible common equity ratio, assuming full conversion of preferred stock (2) (7)	8.6%	8.4%
Allowance for credit losses (6)	$124,101	$117,067
Non-performing loans	$113,621	$155,387
Allowance for credit losses to total loans (6)	1.16%	1.22%
Non-performing loans to total loans	1.06%	1.63%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	7	8
Banking offices	98	88

(1)	Net revenue includes net interest income and non-interest income
(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
(3)

The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.
(5)	Capital ratios for current quarter-end are estimated.
(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excludes the allowance for covered loan losses.
(7)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets.
(8)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(In thousands)	(Unaudited) March 31, 2012	December 31, 2011	(Unaudited) March 31, 2011
Assets
Cash and due from banks	$146,014	$148,012	$140,919
Federal funds sold and securities purchased under resale agreements	14,588	21,692	33,575
Interest-bearing deposits with other banks	900,755	749,287	946,193
Available-for-sale securities, at fair value	1,869,344	1,291,797	1,710,321
Trading account securities	1,140	2,490	2,229
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	88,216	100,434	85,144
Brokerage customer receivables	31,085	27,925	25,361
Mortgage loans held-for-sale, at fair value	339,600	306,838	92,151
Mortgage loans held-for-sale, at lower of cost or market	10,728	13,686	2,335
Loans, net of unearned income, excluding covered loans	10,717,384	10,521,377	9,561,802
Covered loans	691,220	651,368	431,299

Total loans	11,408,604	11,172,745	9,993,101
Less: Allowance for loan losses	111,023	110,381	115,049
Less: Allowance for covered loan losses	17,735	12,977	4,844

Net loans	11,279,846	11,049,387	9,873,208
Premises and equipment, net	434,700	431,512	369,785
FDIC indemnification asset	263,212	344,251	124,785
Accrued interest receivable and other assets	463,394	444,912	394,292
Trade date securities receivable	—	634,047	—
Goodwill	307,295	305,468	281,940
Other intangible assets	22,101	22,070	12,056

Total assets	$16,172,018	$15,893,808	$14,094,294

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$1,901,753	$1,785,433	1,279,256
Interest bearing	10,764,100	10,521,834	9,635,913

Total deposits	12,665,853	12,307,267	10,915,169
Notes payable	52,639	52,822	1,000
Federal Home Loan Bank advances	466,391	474,481	423,500
Other borrowings	411,037	443,753	250,032
Secured borrowings - owed to securitization investors	428,000	600,000	600,000
Subordinated notes	35,000	35,000	50,000
Junior subordinated debentures	249,493	249,493	249,493
Trade date securities payable	—	47	10,000
Accrued interest payable and other liabilities	175,684	187,412	141,847

Total liabilities	14,484,097	14,350,275	12,641,041

Shareholders’ Equity:
Preferred stock	176,302	49,768	49,672
Common stock	36,522	35,982	34,947
Surplus	1,008,326	1,001,316	967,587
Treasury stock	(6,559)	(112)	(74)
Retained earnings	478,160	459,457	404,580
Accumulated other comprehensive loss	(4,830)	(2,878)	(3,459)

Total shareholders’ equity	1,687,921	1,543,533	1,453,253

Total liabilities and shareholders’ equity	$16,172,018	$15,893,808	$14,094,294

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,
(In thousands, except per share data)	2012	2011
Interest income
Interest and fees on loans	$143,555	$136,543
Interest bearing deposits with banks	248	936
Federal funds sold and securities purchased under resale agreements	12	32
Securities	11,847	9,540
Trading account securities	9	13
Federal Home Loan Bank and Federal Reserve Bank stock	604	550
Brokerage customer receivables	211	166

Total interest income	156,486	147,780

Interest expense
Interest on deposits	18,030	23,956
Interest on Federal Home Loan Bank advances	3,584	3,958
Interest on notes payable and other borrowings	3,102	2,630
Interest on secured borrowings - owed to securitization investors	2,549	3,040
Interest on subordinated notes	169	212
Interest on junior subordinated debentures	3,157	4,370

Total interest expense	30,591	38,166

Net interest income	125,895	109,614
Provision for credit losses	17,400	25,344

Net interest income after provision for credit losses	108,495	84,270

Non-interest income
Wealth management	12,401	10,236
Mortgage banking	18,534	11,631
Service charges on deposit accounts	4,208	3,311
Gains on available-for-sale securities, net	816	106
Gain on bargain purchases	840	9,838
Trading gains (losses)	146	(440)
Other	10,078	6,205

Total non-interest income	47,023	40,887

Non-interest expense
Salaries and employee benefits	69,030	56,099
Equipment	5,400	4,264
Occupancy, net	8,062	6,505
Data processing	3,618	3,523
Advertising and marketing	2,006	1,614
Professional fees	3,604	3,546
Amortization of other intangible assets	1,049	689
FDIC insurance	3,357	4,518
OREO expenses, net	7,178	5,808
Other	14,455	11,543

Total non-interest expense	117,759	98,109

Income before taxes	37,759	27,048
Income tax expense	14,549	10,646

Net income	$23,210	$16,402

Preferred stock dividends and discount accretion	$1,246	$1,031

Net income applicable to common shares	$21,964	$15,371

Net income per common share - Basic	$0.61	$0.44

Net income per common share - Diluted	$0.50	$0.36

Cash dividends declared per common share	$0.09	$0.09

Weighted average common shares outstanding	36,207	34,928
Dilutive potential common shares	7,530	7,794

Average common shares and dilutive common shares	43,737	42,722

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS

The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), the efficiency ratio, tangible common equity ratio, tangible common book value per share and pre-tax adjusted earnings. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. Pre-tax adjusted earnings is a significant metric in assessing the Company’s operating performance. Pre-tax adjusted earnings is calculated by adjusting income before taxes to exclude the provision for credit losses and certain significant items.

The net overhead ratio and the efficiency ratio are primarily reviewed by the Company based on pre-tax adjusted earnings. The Company believes that these measures provide a more meaningful view of the Company’s operating efficiency and expense management. The net overhead ratio, based on pre-tax adjusted earnings, is calculated by netting total adjusted non-interest expense and total adjusted non-interest income, annualizing this amount, and dividing it by total average assets. Adjusted non-interest expense is calculated by subtracting OREO expenses, covered loan collection expense, defeasance cost and seasonal payroll tax fluctuation. Adjusted non-interest income is calculated by adding back the recourse obligation on loans previously sold and subtracting gains on investment partnerships, gain on bargain purchases, trading gains and gains on available-for-sale securities.

The efficiency ratio, based on pre-tax adjusted earnings, is calculated by dividing adjusted non-interest expense by adjusted taxable-equivalent net revenue. Adjusted taxable-equivalent net revenue is comprised of fully taxable equivalent net interest income and adjusted non-interest income.

The following table presents a reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures for the last 5 quarters:

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars and shares in thousands)	2012	2011	2011	2011	2011
Calculation of Net Interest Margin and Efficiency Ratio
(A) Interest Income (GAAP)	$156,486	$157,617	$154,951	$145,445	$147,780
Taxable-equivalent adjustment:
- Loans	134	132	100	110	116
- Liquidity management assets	329	320	313	296	295
- Other earning assets	3	2	6	2	3

Interest Income - FTE	$156,952	$158,071	$155,370	$145,853	$148,194
(B) Interest Expense (GAAP)	30,591	32,970	36,541	36,739	38,166

Net interest income - FTE	$126,361	$125,101	$118,829	$109,114	$110,028

(C) Net Interest Income (GAAP) (A minus B)	$125,895	$124,647	$118,410	$108,706	$109,614

(D) Net interest margin (GAAP)	3.54%	3.44%	3.36%	3.38%	3.46%
Net interest margin - FTE	3.55%	3.45%	3.37%	3.40%	3.48%
(E) Efficiency ratio (GAAP)	68.42%	70.17%	57.34%	67.41%	65.23%
Efficiency ratio - FTE	68.24%	69.99%	57.21%	67.22%	65.05%
Efficiency ratio - Based on pre-tax adjusted earnings	62.31%	64.76%	63.69%	62.81%	63.56%
(F) Net Overhead Ratio (GAAP)	1.80%	1.83%	1.00%	1.72%	1.66%
Net Overhead ratio - Based on pre-tax adjusted earnings	1.58%	1.62%	1.56%	1.59%	1.69%
Calculation of Tangible Common Equity ratio (at period end)
Total shareholders’ equity	$1,687,921	$1,543,533	$1,528,187	$1,473,386	$1,453,253
(G) Less: Preferred stock	(176,302)	(49,768)	(49,736)	(49,704)	(49,672)
Less: Intangible assets	(329,396)	(327,538)	(324,782)	(294,833)	(293,996)

(H) Total tangible common shareholders’ equity	$1,182,223	$1,166,227	$1,153,669	$1,128,849	$1,109,585

Total assets	$16,172,018	$15,893,808	$15,914,804	$14,615,897	$14,094,294
Less: Intangible assets	(329,396)	(327,538)	(324,782)	(294,833)	(293,996)

(I) Total tangible assets	$15,842,622	$15,566,270	$15,590,022	$14,321,064	$13,800,298

Tangible common equity ratio (H/I)	7.5%	7.5%	7.4%	7.9%	8.0%
Tangible common equity ratio, assuming full conversion of prefered stock ((H-G)/I)	8.6%	7.8%	7.7%	8.2%	8.4%
Calculation of Pre-Tax Adjusted Earnings
Income before taxes	$37,759	$31,974	$50,046	$18,965	$27,048
Add: Provision for credit losses	17,400	18,817	29,290	29,187	25,344
Add: OREO expenses, net	7,178	8,821	5,134	6,577	5,808
Add: Recourse obligation on loans previously sold	36	986	266	(916)	103
Add: Covered loan collection expense	1,399	944	336	806	745
Add: Defeasance cost	848	—	—	—	—
Add: Seasonal payroll tax fluctuation	2,265	(932)	(781)	(131)	1,844
Less: (Gain) loss from investment partnerships	(1,395)	(723)	1,439	240	(356)
Less: Gain on bargain purchases	(840)	—	(27,390)	(746)	(9,838)
Less: Trading (gains) losses	(146)	(216)	(591)	30	440
Less: Gains on available-for-sale securities, net	(816)	(309)	(225)	(1,152)	(106)

Pre-tax adjusted earnings	$63,688	$59,362	$57,524	$52,860	$51,032

Calculation of book value per share
Total shareholders’ equity	$1,687,921	$1,543,533	$1,528,187	$1,473,386	$1,453,253
Less: Preferred stock	(176,302)	(49,768)	(49,736)	(49,704)	(49,672)

(J) Total common equity	$1,511,619	$1,493,765	$1,478,451	$1,423,682	$1,403,581

Actual common shares outstanding	36,289	35,978	35,924	34,988	34,947
Add: TEU conversion shares	6,593	7,666	7,666	7,342	6,696

(K) Common shares used for book value calculation	42,882	43,644	43,590	42,330	41,643

Book value per share (J/K)	$35.25	$34.23	$33.92	$33.63	$33.70
Tangible common book value per share (H/K)	$27.57	$26.72	$26.47	$26.67	$26.65

LOANS

Loan Portfolio Mix and Growth Rates

				% Growth
				From (1)	From
	March 31,	December 31,	March 31,	December 31,	March 31,
(Dollars in thousands)	2012	2011	2011	2011	2011
Balance:
Commercial	$2,544,456	$2,498,313	$1,937,561	7%	31%
Commercial real-estate	3,585,760	3,514,261	3,356,562	8	7
Home equity	840,364	862,345	891,332	(10)	(6)
Residential real-estate	361,327	350,289	344,909	13	5
Premium finance receivables - commercial	1,512,630	1,412,454	1,337,851	29	13
Premium finance receivables - life insurance	1,693,763	1,695,225	1,539,521	—	10
Indirect consumer (2)	67,445	64,545	52,379	18	29
Consumer and other	111,639	123,945	101,687	(40)	10

Total loans, net of unearned income, excluding covered loans	$10,717,384	$10,521,377	$9,561,802	7%	12%
Covered loans	691,220	651,368	431,299	25	60

Total loans, net of unearned income	$11,408,604	$11,172,745	$9,993,101	8%	14%

Mix:
Commercial	22%	22%	19%
Commercial real-estate	32	31	34
Home equity	7	8	9
Residential real-estate	3	3	4
Premium finance receivables - commercial	13	13	13
Premium finance receivables - life insurance	15	15	15
Indirect consumer (2)	1	1	1
Consumer and other	1	1	1

Total loans, net of unearned income, excluding covered loans	94%	94%	96%
Covered loans	6	6	4

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized
(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.

As of March 31, 2012

(Dollars in thousands)	Balance	% of Total Balance	Nonaccrual	> 90 Days Past Due and Still Accruing	Allowance For Loan Losses Allocation
Commercial:
Commercial and industrial	$1,506,019	24.6%	$17,392	$—	$20,849
Franchise	169,277	2.8	1,792	—	1,876
Mortgage warehouse lines of credit	136,438	2.2	—	—	1,146
Community Advantage - homeowner associations	75,786	1.2	—	—	190
Aircraft	19,891	0.3	260	—	103
Asset-based lending	474,811	7.7	391	—	7,704
Municipal	76,885	1.3	—	—	1,031
Leases	77,671	1.3	—	—	306
Other	1,733	—	—	—	14
Purchased non-covered commercial loans (1)	5,945	0.1	—	424	—

Total commercial	$2,544,456	41.5%	$19,835	$424	$33,219

Commercial Real-Estate:
Residential construction	$56,111	0.9%	$1,807	$—	$1,744
Commercial construction	164,719	2.7	2,389	—	4,167
Land	184,042	3.0	25,306	—	10,606
Office	560,708	9.1	8,534	—	6,418
Industrial	590,903	9.6	1,864	—	5,475
Retail	528,077	8.6	7,323	73	4,561
Multi-family	324,938	5.3	3,708	—	8,400
Mixed use and other	1,123,940	18.4	11,773	—	12,581
Purchased non-covered commercial real-estate (1)	52,322	0.9	—	2,959	—

Total commercial real-estate	$3,585,760	58.5%	$62,704	$3,032	$53,952

Total commercial and commercial real-estate	$6,130,216	100.0%	$82,539	$3,456	$87,171

Commercial real-estate - collateral location by state:
Illinois	$2,990,714	83.4%
Wisconsin	331,901	9.3

Total primary markets	$3,322,615	92.7%

Florida	56,969	1.6
Arizona	39,329	1.1
Indiana	41,222	1.1
Other (no individual state greater than 0.5%)	125,625	3.5

Total	$3,585,760	100.0%

(1)	Purchased loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

DEPOSITS

Deposit Portfolio Mix and Growth Rates

				% Growth
				From (1)	From
	March 31,	December 31,	March 31,	December 31,	March 31,
(Dollars in thousands)	2012	2011	2011	2011	2011
Balance:
Non-interest bearing	$1,901,753	$1,785,433	$1,279,256	26%	49%
NOW	1,756,313	1,698,778	1,526,955	14	15
Wealth Management deposits (2)	933,609	788,311	659,194	74	42
Money Market	2,306,726	2,263,253	1,844,416	8	25
Savings	943,066	888,592	749,681	25	26
Time certificates of deposit	4,824,386	4,882,900	4,855,667	(5)	(1)

Total deposits	$12,665,853	$12,307,267	$10,915,169	12%	16%

Mix:
Non-interest bearing	15%	15%	12%
NOW	14	14	14
Wealth Management deposits (2)	7	6	6
Money Market	18	18	17
Savings	8	7	7
Time certificates of deposit	38	40	44

Total deposits	100%	100%	100%

(1)	Annualized
(2)

Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

Time Certificates of Deposit Maturity/Re-pricing Analysis As of March 31, 2012

(Dollars in thousands)	CDARs & Brokered Certificates of Deposit (1)	MaxSafe Certificates of Deposit (1)	Variable Rate Certificates of Deposit (2)	Other Fixed Rate Certificates of Deposit (1)	Total Time Certificates of Deposits	Weighted-Average Rate of Maturing Time Certificates of Deposit (3)
1-3 months	$106,166	$51,535	$175,188	$780,101	$1,112,990	0.93%
4-6 months	46,150	53,920	1,814	742,678	844,562	1.23%
7-9 months	4,794	23,235	1,164	625,928	655,121	0.96%
10-12 months	117,446	23,750	375	489,450	631,021	0.97%
13-18 months	176,879	22,279	—	456,366	655,524	1.24%
19-24 months	41,209	30,142	—	233,208	304,559	1.35%
24+ months	111,874	23,450	—	485,285	620,609	2.13%

Total	$604,518	$228,311	$178,541	$3,813,016	$4,824,386	1.22%

(1)	This category of certificates of deposit is shown by contractual maturity date.
(2)	This category includes variable rate certificates of deposit and savings certificates with the majority repricing on at least a monthly basis.
(3)	Weighted-average rate excludes the impact of purchase accounting fair value adjustments.

NET INTEREST INCOME

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the first quarter of 2012 compared to the first quarter of 2011 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	March 31, 2012			March 31, 2011
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,756,833	$13,040	1.90%	$2,632,012	$11,354	1.75%
Other earning assets (2) (3) (7)	30,499	224	2.96	27,718	181	2.65
Loans, net of unearned income (2) (4) (7)	10,848,016	128,784	4.77	9,849,309	129,587	5.34
Covered loans	667,242	14,904	8.98	326,571	7,072	8.78

Total earning assets (7)	$14,302,590	$156,952	4.41%	$12,835,610	$148,194	4.68%

Allowance for loan losses	(131,769)			(118,610)
Cash and due from banks	143,869			152,264
Other assets	1,520,660			1,149,261

Total assets	$15,835,350			$14,018,525

Interest-bearing deposits	$10,481,822	$18,030	0.69%	$9,542,637	$23,956	1.02%
Federal Home Loan Bank advances	470,345	3,584	3.06	416,021	3,958	3.86
Notes payable and other borrowings	505,814	3,102	2.47	266,379	2,630	4.00
Secured borrowings - owed to securitization investors	514,923	2,549	1.99	600,000	3,040	2.05
Subordinated notes	35,000	169	1.91	50,000	212	1.69
Junior subordinated notes	249,493	3,157	5.01	249,493	4,370	7.01

Total interest-bearing liabilities	$12,257,397	$30,591	1.00%	$11,124,530	$38,166	1.39%

Non-interest bearing deposits	1,832,627			1,261,374
Other liabilities	180,664			194,752
Equity	1,564,662			1,437,869

Total liabilities and shareholders’ equity	$15,835,350			$14,018,525

Interest rate spread (5) (7)			3.41%			3.29%
Net free funds/contribution (6)	$2,045,193		0.14%	$1,711,080		0.19%

Net interest income/Net interest margin (7)		$126,361	3.55%		$110,028	3.48%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.
(2)

Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended March 31, 2012 and 2011 were $466,000 and $414,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.
(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.
(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(6)

Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

The 7 basis point increase in net interest margin in the first quarter of 2012 compared to the first quarter of 2011 was primarily attributable to a 33 basis point decline in the cost of interest-bearing deposits, an 80 basis point decline in the cost of wholesale borrowings over the last 12 months and the positive impact from the defeasance of a portion of the secured borrowings owed to securitization investors. Offsetting this was the negative impact of both competitive and economic pricing pressures on the commercial and industrial and commercial premium finance portfolios during the past 12 months and a decrease in accretable discount recognized as interest income on the purchased life insurance premium portfolio as prepayments declined, causing the yield on total loans, excluding covered loans, to decline by 57 basis points.

The majority of covered loans are accounted for in accordance with ASC 310-30. As such, the yield on these loans at the acquisition date represents a fair value loan yield. In periods subsequent to the quarter of acquisition, the Company has experienced cash collections generally better than estimated for the initial valuation. Overall, expected losses have decreased and expected estimated lives have increased, which together have led to generally higher effective yields as estimated cash flows on the pools of loans have improved.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the first quarter of 2012 compared to the fourth quarter of 2011 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	March 31, 2012			December 31, 2011
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,756,833	$13,040	1.90%	$3,051,850	$14,215	1.85%
Other earning assets (2) (3) (7)	30,499	224	2.96	28,828	210	2.90
Loans, net of unearned income (2) (4) (7)	10,848,016	128,784	4.77	10,662,516	128,518	4.78
Covered loans	667,242	14,904	8.98	652,157	15,128	9.20

Total earning assets (7)	$14,302,590	$156,952	4.41%	$14,395,351	$158,071	4.36%

Allowance for loan losses	(131,769)			(137,423)
Cash and due from banks	143,869			130,437
Other assets	1,520,660			1,625,844

Total assets	$15,835,350			$16,014,209

Interest-bearing deposits	$10,481,822	$18,030	0.69%	$10,563,090	$19,685	0.74%
Federal Home Loan Bank advances	470,345	3,584	3.06	474,549	4,186	3.50
Notes payable and other borrowings	505,814	3,102	2.47	468,139	2,804	2.38
Secured borrowings - owed to securitization investors	514,923	2,549	1.99	600,000	3,076	2.03
Subordinated notes	35,000	169	1.91	38,370	176	1.79
Junior subordinated notes	249,493	3,157	5.01	249,493	3,043	4.77

Total interest-bearing liabilities	$12,257,397	$30,591	1.00%	$12,393,641	$32,970	1.05%

Non-interest bearing deposits	1,832,627			1,755,446
Other liabilities	180,664			333,186
Equity	1,564,662			1,531,936

Total liabilities and shareholders’ equity	$15,835,350			$16,014,209

Interest rate spread (5) (7)			3.41%			3.31%
Net free funds/contribution (6)	$2,045,193		0.14%	$2,001,710		0.14%

Net interest income/Net interest margin (7)		$126,361	3.55%		$125,101	3.45%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.
(2)

Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended March 31, 2012 was $466,000 and for the three months ended December 31, 2011 was $454,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.
(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.
(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(6)

Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

The 10 basis point increase in net interest margin in the first quarter of 2012 compared to the fourth quarter of 2011 resulted from positive re-pricing of retail interest-bearing deposits along with a more favorable deposit mix, higher yields on our premium finance loans and the positive impact from the defeasance of a portion of the secured borrowings owed to securitization investors.

NON-INTEREST INCOME

For the first quarter of 2012, non-interest income totaled $47.0 million, an increase of $6.1 million, or 15%, compared to the first quarter of 2011. The increase was primarily attributable to higher mortgage banking revenues, wealth management revenues and miscellaneous revenue, partially offset by a decrease in bargain purchase gains.

The following table presents non-interest income by category for the periods presented:

	Three Months Ended March 31,		$	%
(Dollars in thousands)	2012	2011	Change	Change
Brokerage	$6,322	$6,325	$(3)	—
Trust and asset management	6,079	3,911	2,168	55

Total wealth management	12,401	10,236	2,165	21

Mortgage banking	18,534	11,631	6,903	59
Service charges on deposit accounts	4,208	3,311	897	27
Gains on available-for-sale securities	816	106	710	NM
Gain on bargain purchases	840	9,838	(8,998)	(91)
Trading gains (losses)	146	(440)	586	NM
Other:
Fees from covered call options	3,123	2,470	653	26
Bank Owned Life Insurance	919	876	43	5
Administrative services	766	717	49	7
Miscellaneous	5,270	2,142	3,128	146

Total Other	10,078	6,205	3,873	62

Total Non-Interest Income	$47,023	$40,887	$6,136	15

NM - Not Meaningful

The significant changes in non-interest income for the quarter ended March 31, 2012 compared to the quarter ended March 31, 2011 are discussed below.

Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and Great Lakes Advisors and the brokerage commissions, money managed fees and insurance product commissions at Wayne Hummer Investments. Wealth management revenue totaled $12.4 million in the first quarter of 2012 and $10.2 million in the first quarter of 2011, an increase of 21%. The increase is mostly attributable to additional revenues resulting from the acquisition of Great Lakes Advisors in the third quarter of 2011.

Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended March 31, 2012, this revenue totaled $18.5 million, an increase of $6.9 million when compared to the first quarter of 2011. The increase in mortgage banking revenue in the first quarter of 2012 as compared to the first quarter of 2011 resulted primarily from an increase in gain on sales of loans, which were driven by higher origination volumes and better pricing in the current quarter.

A summary of mortgage banking components is shown below:

Mortgage banking revenue

	Three Months Ended
(Dollars in thousands)	March 31, 2012	December 31, 2011	March 31, 2011
Mortgage loans originated and sold	$714,655	$883,017	$562,088
Mortgage loans serviced for others	$963,514	$958,749	$943,074
Fair value of mortgage servicing rights (MSRs)	$7,201	$6,700	$9,448
MSRs as a percentage of loans serviced	0.75%	0.70%	1.00%

Increased originations in the current quarter as compared to the first quarter of 2011 were primarily the result of originations from River City which was acquired in April 2011, and a favorable mortgage banking interest rate environment.

Gain on bargain purchases of $840,000 was recognized in the first quarter of 2012 related to the FDIC-assisted acquisition of Charter National. Gain on bargain purchases in the current quarter decreased compared to the $9.8 million recorded in the first quarter of 2011 as a result of the FDIC-assisted acquisitions of TBOC and CFBC.

Other non-interest income for the first quarter of 2012 totaled $10.1 million, compared to $6.2 million in the first quarter of 2011. Fees from certain covered call option transactions increased by $653,000 in the first quarter of 2012 as compared to the same period in the prior year. Historically, compression in the net interest margin was effectively offset by the Company’s covered call strategy. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income)”). Miscellaneous income is primarily comprised of gains from investment partnerships and revenues from interest rate hedging transactions related to both customer-based trades and the related matched trades with inter-bank dealer counterparties. The Company recorded gains on investment partnerships of $1.4 million in the first quarter of 2012 as compared to $356,000 in the first quarter of 2011. The Company recognized $2.5 million of swap fee revenue in the first quarter of 2012 compared to $951,000 in the first quarter of 2011. The revenue recognized on this customer-based activity is a function of the pace of organic loan growth, the shape of the LIBOR curve and the customers’ expectations of interest rates.

NON-INTEREST EXPENSE

Non-interest expense for the first quarter of 2012 totaled $117.8 million and increased approximately $19.6 million, or 20%, compared to the first quarter of 2011.

The following table presents non-interest expense by category for the periods presented:

	Three Months Ended March 31,		$	%
(Dollars in thousands)	2012	2011	Change	Change
Salaries and employee benefits:
Salaries	$37,933	$33,135	4,798	14
Commissions and bonus	16,802	10,714	6,088	57
Benefits	14,295	12,250	2,045	17

Total salaries and employee benefits	69,030	56,099	12,931	23
Equipment	5,400	4,264	1,136	27
Occupancy, net	8,062	6,505	1,557	24
Data processing	3,618	3,523	95	3
Advertising and marketing	2,006	1,614	392	24
Professional fees	3,604	3,546	58	2
Amortization of other intangible assets	1,049	689	360	52
FDIC insurance	3,357	4,518	(1,161)	(26)
OREO expenses, net	7,178	5,808	1,370	24
Other:
Commissions - 3rd party brokers	1,021	1,030	(9)	(1)
Postage	1,423	1,078	345	32
Stationery and supplies	919	840	79	9
Miscellaneous	11,092	8,595	2,497	29

Total other	14,455	11,543	2,912	25

Total Non-Interest Expense	$117,759	$98,109	$19,650	20

The significant changes in non-interest expense for the quarter ended March 31, 2012 compared to the quarter ended March 31, 2011 are discussed below.

Salaries and employee benefits comprised 59% of total non-interest expense in the first quarter of 2012 as compared to 57% in the first quarter of 2011. Salaries and employee benefits expense increased $12.9 million, or 23%, in the first quarter of 2012 compared to the first quarter of 2011 primarily as a result of a $4.8 million increase in salaries caused by the addition of employees from the various acquisitions and larger staffing as the Company grows, a $6.1 million increase in bonus and commissions primarily attributable to the increase in variable pay based revenue and the Company’s long-term incentive program approved by the Compensation Committee of the Board of Directors in August 2011 and a $2.0 million increase from employee benefits (primarily health plan and payroll taxes related).

Equipment expense includes depreciation on equipment, maintenance and repairs, equipment rental and software license fees. Equipment expense totaled $5.4 million for the first quarter of 2012, an increase of $1.1 million compared to the first quarter of 2011. The increase is primarily the result of additional equipment depreciation as well as maintenance and repair costs associated with the increasing number of facilities due to acquisition activity.

Occupancy expense includes depreciation on premises, real estate taxes, utilities and maintenance of premises, as well as net rent expense for leased premises. Occupancy expense for the first quarter of 2012 was $8.1 million, an increase of $1.6 million, or 24%, compared to the same period in 2011. The increase is primarily the result of rent expense on additional leased premises and depreciation and property taxes on owned locations which were obtained in the FDIC-assisted acquisitions.

FDIC insurance expense for the first quarter of 2012 was $3.4 million, a decrease of $1.2 million, or 26%, compared to the same period in 2011. Effective April 1, 2011, standards applied in FDIC assessments set forth in the Federal Deposit Insurance Act were revised by the Dodd-Frank Wall Street Reform and Consumer Protection Act. These revisions modified definitions of a company’s insurance assessment base and assessment rates which led to the Company’s decreased FDIC expense in the first quarter of 2012 as compared to the first quarter of 2011.

OREO expenses include all costs related to obtaining, maintaining and selling other real estate owned properties. This expense totaled $7.2 million in the first quarter of 2012, an increase of $1.4 million compared to $5.8 million in the first quarter of 2011. The increase in OREO expenses is primarily related to higher valuation adjustments of properties held in OREO in the first quarter of 2012 as compared to the first quarter of 2011.

Miscellaneous expense includes ATM expenses, correspondent bank charges, directors’ fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions, problem loan expenses and lending origination costs that are not deferred. Miscellaneous expenses in the first quarter of 2012 increased $2.5 million, or 29% compared to the same period in the prior year. The increase in the first quarter of 2012 compared to the same period in the prior year is attributable to increased expenses related to covered loans, general growth in the Company’s business and costs incurred for defeasance of secured borrowings owed to securitization investors in the first quarter of 2012.

As previously discussed in this document, the accounting and reporting policies of Wintrust conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. One significant metric that is used by the Company in assessing operating performance is pre-tax adjusted earnings. Pre-tax adjusted earnings is calculated by adjusting income before taxes to exclude the provision for credit losses and certain significant items. Two ratios the Company uses to measure expense management are the efficiency ratio and the net overhead ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains and losses), measures how much it costs to produce one dollar of revenue. The net overhead ratio is calculated by netting total non-interest expense and total non-interest income and dividing by total average assets. In both cases, a lower ratio indicates a higher degree of efficiency. See “Supplemental Financial Measures/Ratios” section earlier in this document for further detail on these non-GAAP measures/ratios.

The efficiency ratio and net overhead ratio are primarily reviewed by the Company based on pre-tax adjusted earnings. The Company believes that these measures provide a more meaningful view of the Company’s operating efficiency and expense management. The efficiency ratio, based on pre-tax adjusted earnings, was 62.31% for the first quarter of 2012, compared to 63.56% in the first quarter of 2011. The net overhead ratio, based on pre-tax adjusted earnings, was 1.58% in the first quarter of 2012, compared to 1.69% in the first quarter of 2011. These lower ratios indicate a higher degree of efficiency in the first quarter of 2012 as compared to the prior year quarter.

ASSET QUALITY

Allowance for Credit Losses, excluding covered loans

	Three Months Ended March 31,
(Dollars in thousands)	2012	2011
Allowance for loan losses at beginning of period	$110,381	$113,903
Provision for credit losses	15,154	24,376
Other adjustments	(238)	—
Reclassification from/(to) allowance for unfunded lending-related commitments	152	2,116
Charge-offs:
Commercial	3,262	9,140
Commercial real estate	8,229	13,342
Home equity	2,590	773
Residential real estate	175	1,275
Premium finance receivables - commercial	837	1,507
Premium finance receivables - life insurance	13	30
Indirect consumer	51	120
Consumer and other	310	160

Total charge-offs	15,467	26,347

Recoveries:
Commercial	257	266
Commercial real estate	131	338
Home equity	162	8
Residential real estate	2	2
Premium finance receivables - commercial	277	268
Premium finance receivables - life insurance	21	—
Indirect consumer	30	66
Consumer and other	161	53

Total recoveries	1,041	1,001

Net charge-offs	(14,426)	(25,346)
Allowance for loan losses at period end	$111,023	$115,049
Allowance for unfunded lending-related commitments at period end	13,078	2,018

Allowance for credit losses at period end	$124,101	$117,067

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	0.49%	1.85%
Commercial real estate	0.92	1.57
Home equity	1.15	0.34
Residential real estate	0.11	0.91
Premium finance receivables - commercial	0.15	0.37
Premium finance receivables - life insurance	—	0.01
Indirect consumer	0.13	0.41
Consumer and other	0.49	0.42

Total loans, net of unearned income, excluding covered loans	0.53%	1.04%

Net charge-offs as a percentage of the provision for credit losses	95.20%	103.98%
Loans at period-end	$10,717,384	$9,561,802
Allowance for loan losses as a percentage of loans at period end	1.04%	1.20%
Allowance for credit losses as a percentage of loans at period end	1.16%	1.22%

The allowance for credit losses, excluding the allowance for covered loan losses, is comprised of the allowance for loan losses and the allowance for unfunded lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for unfunded lending-related commitments (separate liability account) relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The provision for credit losses, excluding the provision for covered loan losses, may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit). Total credit-related reserves also include the credit discounts on the purchased life insurance premium finance receivables which are netted with the loan balance.

The provision for credit losses, excluding the provision for covered loan losses, totaled $15.2 million for the first quarter of 2012, $16.6 million for the fourth quarter of 2011 and $24.4 million for the first quarter of 2011. For the quarter ended March 31, 2012, net charge-offs, excluding covered loans, totaled $14.4 million compared to $25.1 million in the fourth quarter of 2011 and $25.3 million recorded in the first quarter of 2011. Annualized net charge-offs as a percentage of average loans, excluding covered loans, were 0.53% in the first quarter of 2012, 0.93% in the fourth quarter of 2011 and 1.04% in the first quarter of 2011. The lower level of provision for credit losses and the allowance for credit losses, reflect the improvements in credit quality metrics for the first quarter of 2012. The graphs on pages four and five of this press release highlight the level of total non-performing loans, the improvement seen in the reduced levels of inflows to non-performing loans and the improvement in the allowance for loan loss coverage of non-performing loans.

Management believes the allowance for credit losses is appropriate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for credit losses will be dependent upon management’s assessment of the appropriateness of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors. The increase in the allowance for credit losses from the end of the prior quarter reflects the continued changes in real estate values on certain types of credits, specifically credits with residential development collateral valuation exposure and loan growth.

The Company also provides a provision for covered loan losses on covered loans and an allowance for covered loan losses on covered loans. Please see “Covered Assets” later in this document for more detail.

The table below shows the aging of the Company’s loan portfolio, excluding covered loans, at March 31, 2012:

As of March 31, 2012

(Dollars in thousands)	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Loan Balances:
Commercial
Commercial and industrial	$17,392	$—	$9,210	$24,634	$1,454,783	$1,506,019
Franchise	1,792	—	—	100	167,385	169,277
Mortgage warehouse lines of credit	—	—	—	—	136,438	136,438
Community Advantage - homeowners association	—	—	—	—	75,786	75,786
Aircraft	260	—	428	1,189	18,014	19,891
Asset-based lending	391	—	926	970	472,524	474,811
Municipal	—	—	—	—	76,885	76,885
Leases	—	—	—	11	77,660	77,671
Other	—	—	—	—	1,733	1,733
Purchased non-covered commercial (1)	—	424	1,063	—	4,458	5,945

Total commercial	19,835	424	11,627	26,904	2,485,666	2,544,456

Commercial real-estate:
Residential construction	1,807	—	—	4,469	49,835	56,111
Commercial construction	2,389	—	3,100	—	159,230	164,719
Land	25,306	—	6,606	6,833	145,297	184,042
Office	8,534	—	4,310	5,471	542,393	560,708
Industrial	1,864	—	6,683	10,101	572,255	590,903
Retail	7,323	73	—	8,797	511,884	528,077
Multi-family	3,708	—	1,496	4,691	315,043	324,938
Mixed use and other	11,773	—	17,745	30,689	1,063,733	1,123,940
Purchased non-covered commercial real-estate (1)	—	2,959	301	1,601	47,461	52,322

Total commercial real-estate	62,704	3,032	40,241	72,652	3,407,131	3,585,760

Home equity	12,881	—	2,049	6,576	818,858	840,364
Residential real estate	5,329	—	453	13,530	341,358	360,670
Purchased non-covered residential real estate (1)	—	—	—	—	657	657
Premium finance receivables
Commercial insurance loans	7,650	4,619	3,360	17,612	1,479,389	1,512,630
Life insurance loans	—	—	—	389	1,132,970	1,133,359
Purchased life insurance loans (1)	—	—	—	—	560,404	560,404
Indirect consumer	152	257	53	317	66,666	67,445
Consumer and other	121	—	20	1,601	109,723	111,465
Purchased non-covered consumer and other (1)	—	—	—	—	174	174

Total loans, net of unearned income, excluding covered loans	$108,672	$8,332	$57,803	$139,581	$10,402,996	$10,717,384
Covered loans	—	182,011	20,254	28,249	460,706	691,220

Total loans, net of unearned income	$108,672	$190,343	$78,057	$167,830	$10,863,702	$11,408,604

(1)	Purchased loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

Aging as a % of Loan Balance:

	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Commercial
Commercial and industrial	1.2%	—%	0.6%	1.6%	96.6%	100.0%
Franchise	1.1	—	—	0.1	98.8	100.0
Mortgage warehouse lines of credit	—	—	—	—	100.0	100.0
Community Advantage - homeowners association	—	—	—	—	100.0	100.0
Aircraft	1.3	—	2.2	6.0	90.5	100.0
Asset-based lending	0.1	—	0.2	0.2	99.5	100.0
Municipal	—	—	—	—	100.0	100.0
Leases	—	—	—	—	100.0	100.0
Other	—	—	—	—	100.0	100.0
Purchased non-covered commercial (1)	—	7.1	17.9	—	75.0	100.0

Total commercial	0.8	—	0.5	1.1	97.6	100.0

Commercial real-estate
Residential construction	3.2	—	—	8.0	88.8	100.0
Commercial construction	1.5	—	1.9	—	96.6	100.0
Land	13.8	—	3.6	3.7	78.9	100.0
Office	1.5	—	0.8	1.0	96.7	100.0
Industrial	0.3	—	1.1	1.7	96.9	100.0
Retail	1.4	—	—	1.7	96.9	100.0
Multi-family	1.1	—	0.5	1.4	97.0	100.0
Mixed use and other	1.0	—	1.6	2.7	94.7	100.0
Purchased non-covered commercial real-estate (1)	—	5.7	0.6	3.1	90.6	100.0

Total commercial real-estate	1.7	0.1	1.1	2.0	95.1	100.0

Home equity	1.5	—	0.2	0.8	97.5	100.0
Residential real estate	1.5	—	0.1	3.8	94.6	100.0
Purchased non-covered residential real estate (1)	—	—	—	—	100.0	100.0
Premium finance receivables
Commercial insurance loans	0.5	0.3	0.2	1.2	97.8	100.0
Life insurance loans	—	—	—	—	100.0	100.0
Purchased life insurance loans (1)	—	—	—	—	100.0	100.0
Indirect consumer	0.2	0.4	0.1	0.5	98.8	100.0
Consumer and other	0.1	—	—	1.4	98.5	100.0
Purchased non-covered consumer and other (1)	—	—	—	—	100.0	100.0

Total loans, net of unearned income, excluding covered loans	1.0%	0.1%	0.5%	1.3%	97.1%	100.0%
Covered loans	—	26.3	2.9	4.1	66.7	100.0

Total loans, net of unearned income	1.0%	1.7%	0.7%	1.5%	95.1%	100.0%

As of March 31, 2012, $57.8 million of all loans, excluding covered loans, or 0.5%, were 60 to 89 days past due and $139.6 million, or 1.3%, were 30 to 59 days (or one payment) past due. As of December 31, 2011, $45.4 million of all loans, excluding covered loans, or 0.4%, were 60 to 89 days past due and $94.1 million, or 0.9%, were 30 to 59 days (or one payment) past due. The majority of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.

The Company’s home equity and residential loan portfolios continue to exhibit low delinquency ratios. Home equity loans at March 31, 2012 that are current with regard to the contractual terms of the loan agreement represent 97.5% of the total home equity portfolio. Residential real estate loans at March 31, 2012 that are current with regards to the contractual terms of the loan agreements comprise 94.7% of total residential real estate loans outstanding, which includes purchased non-covered residential real-estate.

The table below shows the aging of the Company’s loan portfolio, excluding covered loans, at December 31, 2011:

As of December 31, 2011

(Dollars in thousands)	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Loan Balances:
Commercial
Commercial and industrial	$16,154	$—	$7,496	$15,797	$1,411,004	$1,450,451
Franchise	1,792	—	—	—	140,983	142,775
Mortgage warehouse lines of credit	—	—	—	—	180,450	180,450
Community Advantage - homeowners association	—	—	—	—	77,504	77,504
Aircraft	—	—	709	170	19,518	20,397
Asset-based lending	1,072	—	749	11,026	452,890	465,737
Municipal	—	—	—	—	78,319	78,319
Leases	—	—	—	431	71,703	72,134
Other	—	—	—	—	2,125	2,125
Purchased non-covered commercial (1)	—	589	74	—	7,758	8,421

Total commercial	19,018	589	9,028	27,424	2,442,254	2,498,313

Commercial real-estate:
Residential construction	1,993	—	4,982	1,721	57,115	65,811
Commercial construction	2,158	—	—	150	167,568	169,876
Land	31,547	—	4,100	6,772	136,112	178,531
Office	10,614	—	2,622	930	540,280	554,446
Industrial	2,002	—	508	4,863	548,429	555,802
Retail	5,366	—	5,268	8,651	517,444	536,729
Multi-family	4,736	—	3,880	347	305,594	314,557
Mixed use and other	8,092	—	7,163	20,814	1,050,585	1,086,654
Purchased non-covered commercial real-estate (1)	—	2,198	—	252	49,405	51,855

Total commercial real-estate	66,508	2,198	28,523	44,500	3,372,532	3,514,261

Home equity	14,164	—	1,351	3,262	843,568	862,345
Residential real estate	6,619	—	2,343	3,112	337,522	349,596
Purchased non-covered residential real estate (1)	—	—	—	—	693	693
Premium finance receivables
Commercial insurance loans	7,755	5,281	3,850	13,787	1,381,781	1,412,454
Life insurance loans	54	—	—	423	1,096,285	1,096,762
Purchased life insurance loans (1)	—	—	—	—	598,463	598,463
Indirect consumer	138	314	113	551	63,429	64,545
Consumer and other	233	—	170	1,070	122,393	123,866
Purchased non-covered consumer and other (1)	—	—	—	2	77	79

Total loans, net of unearned income, excluding covered loans	$114,489	$8,382	$45,378	$94,131	$10,258,997	$10,521,377
Covered loans	—	174,727	25,507	24,799	426,335	651,368

Total loans, net of unearned income	$114,489	$183,109	$70,885	$118,930	$10,685,332	$11,172,745

(1)	Purchased loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

Aging as a % of Loan Balance:

	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Commercial
Commercial and industrial	1.1%	—%	0.5%	1.1%	97.3%	100.0%
Franchise	1.3	—	—	—	98.7	100.0
Mortgage warehouse lines of credit	—	—	—	—	100.0	100.0
Community Advantage - homeowners association	—	—	—	—	100.0	100.0
Aircraft	—	—	3.5	0.8	95.7	100.0
Asset-based lending	0.2	—	0.2	2.4	97.2	100.0
Municipal	—	—	—	—	100.0	100.0
Leases	—	—	—	0.6	99.4	100.0
Other	—	—	—	—	100.0	100.0
Purchased non-covered commercial (1)	—	7.0	0.9	—	92.1	100.0

Total commercial	0.8	0.0	0.4	1.1	97.7	100.0

Commercial real-estate
Residential construction	3.0	—	7.6	2.6	86.8	100.0
Commercial construction	1.3	—	—	0.1	98.6	100.0
Land	17.7	—	2.3	3.8	76.2	100.0
Office	1.9	—	0.5	0.2	97.4	100.0
Industrial	0.4	—	0.1	0.9	98.6	100.0
Retail	1.0	—	1.0	1.6	96.4	100.0
Multi-family	1.5	—	1.2	0.1	97.2	100.0
Mixed use and other	0.7	—	0.7	1.9	96.7	100.0
Purchased non-covered commercial real-estate (1)	—	4.2	—	0.5	95.3	100.0

Total commercial real-estate	1.9	0.1	0.8	1.3	95.9	100.0

Home equity	1.6	—	0.2	0.4	97.8	100.0
Residential real estate	1.9	—	0.7	0.9	96.5	100.0
Purchased non-covered residential real estate (1)	—	—	—	—	100.0	100.0
Premium finance receivables
Commercial insurance loans	0.5	0.4	0.3	1.0	97.8	100.0
Life insurance loans	0.0	—	—	0.0	100.0	100.0
Purchased life insurance loans (1)	—	—	—	—	100.0	100.0
Indirect consumer	0.2	0.5	0.2	0.9	98.2	100.0
Consumer and other	0.2	—	0.1	0.9	98.8	100.0
Purchased non-covered consumer and other (1)	—	—	—	2.5	97.5	100.0

Total loans, net of unearned income, excluding covered loans	1.1%	0.1%	0.4%	0.9%	97.5%	100.0%
Covered loans	—	26.8	3.9	3.8	65.5	100.0

Total loans, net of unearned income	1.0%	1.6%	0.6%	1.1%	95.7%	100.0%

Non-performing Assets

The following table sets forth Wintrust’s non-performing assets, excluding covered assets and purchased non-covered loans acquired with evidence of credit quality deterioration since origination, at the dates indicated.

(Dollars in thousands)	March 31, 2012	December 31, 2011	March 31, 2011
Loans past due greater than 90 days and still accruing:
Commercial	$—	$—	$150
Commercial real-estate	73	—	1,997
Home equity	—	—	—
Residential real-estate	—	—	—
Premium finance receivables - commercial	4,619	5,281	6,319
Premium finance receivables - life insurance	—	—	—
Indirect consumer	257	314	310
Consumer and other	—	—	1

Total loans past due greater than 90 days and still accruing	4,949	5,595	8,777

Non-accrual loans:
Commercial	19,835	19,018	26,157
Commercial real-estate	62,704	66,508	94,001
Home equity	12,881	14,164	11,184
Residential real-estate	5,329	6,619	4,909
Premium finance receivables - commercial	7,650	7,755	9,550
Premium finance receivables - life insurance	—	54	342
Indirect consumer	152	138	320
Consumer and other	121	233	147

Total non-accrual loans	108,672	114,489	146,610

Total non-performing loans:
Commercial	19,835	19,018	26,307
Commercial real-estate	62,777	66,508	95,998
Home equity	12,881	14,164	11,184
Residential real-estate	5,329	6,619	4,909
Premium finance receivables - commercial	12,269	13,036	15,869
Premium finance receivables - life insurance	—	54	342
Indirect consumer	409	452	630
Consumer and other	121	233	148

Total non-performing loans	$113,621	$120,084	$155,387
Other real estate owned	69,575	79,093	85,290
Other real estate owned - obtained in acquisition	6,661	7,430	—

Total non-performing assets	$189,857	$206,607	$240,677

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.78%	0.76%	1.36%
Commercial real-estate	1.75	1.89	2.86
Home equity	1.53	1.64	1.25
Residential real-estate	1.47	1.89	1.42
Premium finance receivables - commercial	0.81	0.92	1.19
Premium finance receivables - life insurance	—	—	0.02
Indirect consumer	0.61	0.70	1.20
Consumer and other	0.11	0.19	0.15

Total loans, net of unearned income	1.06%	1.14%	1.63%

Total non-performing assets as a percentage of total assets	1.17%	1.30%	1.71%

Allowance for loan losses as a percentage of total non-performing loans	97.71%	91.92%	74.04%

Non-performing Commercial and Commercial Real Estate

Commercial non-performing loans totaled $19.8 million as of March 31, 2012 compared to $19.0 million as of December 31, 2011 and $26.3 million as of March 31, 2011. Commercial real estate non-performing loans totaled $62.8 million as of March 31, 2012 compared to $66.5 million as of December 31, 2011 and $96.0 million as of March 31, 2011.

Management is pursuing the resolution of all credits in this category. At this time, management believes reserves are appropriate to absorb inherent losses that are expected to occur upon the ultimate resolution of these credits.

Non-performing Residential Real Estate and Home Equity

Non-performing home equity and residential real estate loans totaled $18.2 million as of March 31, 2012. The balance decreased $2.6 million from December 31, 2011 and increased $2.1 million from March 31, 2011. The March 31, 2012 non-performing balance is comprised of $5.3 million of residential real estate (35 individual credits) and $12.9 million of home equity loans (42 individual credits). On average, this is approximately 5 non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.

Non-performing Commercial Insurance Premium Finance Receivables

The table below presents the level of non-performing property and casualty premium finance receivables as of March 31, 2012 and 2011, and the amount of net charge-offs for the quarters then ended.

(Dollars in thousands)	March 31, 2012	March 31, 2011
Non-performing premium finance receivables - commercial	$12,269	$15,869
- as a percent of premium finance receivables - commercial outstanding	0.81%	1.19%
Net charge-offs of premium finance receivables - commercial	$560	$1,239
- annualized as a percent of average premium finance receivables - commercial	0.15%	0.37%

Fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. The Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing property and casualty premium finance receivables and believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.

Due to the nature of collateral for commercial premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash. Accordingly, the level of non-performing commercial premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Nonperforming Loans Rollforward

The table below presents a summary of the changes in the balance of non-performing loans, excluding covered loans, for the three month periods ending March 31, 2012 and 2011:

	Three Months Ended
(Dollars in thousands)	March 31, 2012	March 31, 2011
Balance at beginning of period	$120,084	$142,132
Additions, net	17,867	56,168
Return to performing status	(922)	(1,175)
Payments received	(4,640)	(1,589)
Transfer to OREO	(6,601)	(22,425)
Charge-offs	(11,307)	(14,100)
Net change for niche loans (1)	(860)	(3,624)

Balance at end of period	$113,621	$155,387

(1)	This includes activity for premium finance receivables and indirect consumer loans.

Restructured Loans

The table below presents a summary of restructured loans for the respective period, presented by loan category and accrual status:

(Dollars in thousands)	March 31, 2012	December 31, 2011	March 31, 2011
Accruing:
Commercial	$9,324	$9,270	$12,620
Commercial real estate	134,516	104,864	55,202
Residential real estate and other	7,176	5,786	1,560

Total accrual	$151,016	$119,920	$69,382

Non-accrual: (1)
Commercial	$1,465	$1,564	$5,582
Commercial real estate	11,805	7,932	21,174
Residential real estate and other	760	1,102	431

Total non-accrual	$14,030	$10,598	$27,187

Total restructured loans:
Commercial	$10,789	$10,834	$18,202
Commercial real estate	146,321	112,796	76,376
Residential real estate and other	7,936	6,888	1,991

Total restructured loans	$165,046	$130,518	$96,569

(1)	Included in total non-performing loans.

At March 31, 2012, the Company had $165.0 million in loans with modified terms representing 182 credits in which economic concessions were granted to certain borrowers to better align the terms of their loans with their current ability to pay.

The table below presents a summary of restructured loans as of March 31, 2012 and March 31, 2011, and shows the changes in the balance during those periods:

Quarter Ended March 31, 2012

(Dollars in thousands)	Commercial	Commercial Real-estate	Residential Real-estate and Other	Total
Balance at beginning of period	$10,834	$112,796	$6,888	$130,518
Additions during the period	118	38,519	1,060	39,697
Reductions:
Charge-offs	—	(1,342)	—	(1,342)
Transferred to OREO	—	(2,129)	—	(2,129)
Removal of restructured loan status (1)	—	(463)	—	(463)
Payments received	(163)	(1,060)	(12)	(1,235)

Balance at period end	$10,789	$146,321	$7,936	$165,046

Quarter Ended March 31, 2011

(Dollars in thousands)	Commercial	Commercial Real-estate	Residential Real-estate and Other	Total
Balance at beginning of period	$18,028	$81,366	$1,796	$101,190
Additions during the period	1,685	7,487	195	9,367
Reductions:
Charge-offs	(1,000)	(2,198)	—	(3,198)
Transferred to OREO	—	(1,791)	—	(1,791)
Removal of restructured loan status (1)	(244)	(4,670)	—	(4,914)
Payments received	(267)	(3,818)	—	(4,085)

Balance at period end	$18,202	$76,376	$1,991	$96,569

(1)	Loan was previously classified as a troubled debt restructuring and subsequently performed in compliance with the loan’s modified terms for a period of six months (including over a calendar year-end) at a modified interest rate which represented a market rate at the time of restructuring. Per our TDR policy, the TDR classification is removed.

The Company’s approach to restructuring loans is built on its credit risk rating system which requires credit management personnel to assign a credit risk rating to each loan. In each case, the loan officer is responsible for recommending a credit risk rating for each loan and ensuring the credit risk ratings are appropriate. These credit risk ratings are then reviewed and approved by the bank’s chief credit officer or the director’s loan committee. Credit risk ratings are determined by evaluating a number of factors including a borrower’s financial strength, cash flow coverage, collateral protection and guarantees. The Company’s credit risk rating scale is one through ten with higher scores indicating higher risk. In the case of loans rated six or worse following modification, the Company’s Managed Assets Division evaluates the loan and the credit risk rating and determines that the loan has been restructured to be reasonably assured of repayment and of performance according to the modified terms and is supported by a current, well-documented credit assessment of the borrower’s financial condition and prospects for repayment under the revised terms.

A modification of a loan with an existing credit risk rating of six or worse or a modification of any other credit, which will result in a restructured credit risk rating of six or worse must be reviewed for troubled debt restructuring (“TDR”) classification. In that event, our Managed Assets Division conducts an overall credit and collateral review. A modification of a loan is considered to be a TDR if both (1) the borrower is experiencing financial difficulty and (2) for economic or legal reasons, the bank grants a concession to a borrower that it would not otherwise consider. The modification of a loan where the credit risk rating is five or better both before and after such modification are not reviewed for TDR status. Based on the Company’s credit risk rating system, it considers that borrowers whose credit risk rating is five or better are not experiencing financial difficulties and therefore, are not considered TDRs.

TDRs are reviewed at the time of modification and on a quarterly basis to determine if a specific reserve is needed. The carrying amount of the loan is compared to the expected payments to be received, discounted at the loan’s original rate, or for collateral dependent loans, to the fair value of the collateral. Any shortfall is recorded as a specific reserve.

All credits determined to be a TDR will continue to be classified as a TDR in all subsequent periods, unless the borrower has been in compliance with the loan’s modified terms for a period of six months (including over a calendar year-end) and the modified interest rate represented a market rate at the time of a restructuring. The Managed Assets Division, in consultation with the respective loan officer, determines whether the modified interest rate represented a current market rate at the time of restructuring. Using knowledge of current market conditions and rates, competitive pricing on recent loan originations, and an assessment of various characteristics of the modified loan (including collateral position and payment history), an appropriate market rate for a new borrower with similar risk is determined. If the modified interest rate meets or exceeds this market rate for a new borrower with similar risk, the modified interest rate represents a market rate at the time of restructuring. Additionally, before removing a loan from TDR classification, a review of the current or previously measured impairment on the loan and any concerns related to future performance by the borrower is conducted. If concerns exist about the future ability of the borrower to meet its obligations under the loans based on a credit review by the Managed Assets Division, the TDR classification is not removed from the loan.

Each restructured loan was reviewed for impairment at March 31, 2012 and approximately $2.7 million of impairment was present and appropriately reserved for through the Company’s normal reserving methodology in the Company’s allowance for loan losses.

Other Real Estate Owned

The table below presents a summary of other real estate owned, excluding covered other real estate owned, as of March 31, 2012 and shows the activity for the respective period and the balance for each property type:

	Three Months Ended
(Dollars in thousands)	March 31, 2012	December 31, 2011	March 31, 2011
Balance at beginning of period	$86,523	$96,924	$71,214
Disposals/resolved	(11,681)	(7,722)	(11,515)
Transfers in at fair value, less costs to sell	6,876	6,084	28,865
Additions from acquisition	—	—	—
Fair value adjustments	(5,482)	(8,763)	(3,274)

Balance at end of period	$76,236	$86,523	$85,290

	Period End
Balance by Property Type	March 31, 2012	December 31, 2011	March 31, 2011
Residential real estate	$6,647	$7,327	$10,570
Residential real estate development	14,764	19,923	17,808
Commercial real estate	54,825	59,273	56,912

Total	$76,236	$86,523	$85,290

Covered Assets

In conjunction with FDIC-assisted transactions, the Company entered into loss share agreements with the FDIC. These agreements cover realized losses on loans, foreclosed real estate and certain other assets. These loss share assets are measured separately from the loan portfolios because they are not contractually embedded in the loans and are not transferable with the loans should the Company choose to dispose of them. Fair values at the acquisition dates were estimated based on projected cash flows available for loss-share based on the credit adjustments estimated for each loan pool and the loss share percentages. The loss share assets are also separately measured from the related loans and foreclosed real estate and recorded separately on the Consolidated Statements of Condition. Subsequent to the acquisition date, reimbursements received from the FDIC for actual incurred losses will reduce the loss share assets. Additional expected losses, to the extent such expected losses result in the recognition of an allowance for loan losses, will increase the loss share assets. The loss share agreements with the FDIC require the Company to reimburse the FDIC in the event that actual losses on covered assets are lower than the original loss estimates agreed upon with the FDIC with respect of such assets in the loss share agreements. The allowance for loan losses for loans acquired in FDIC-assisted transactions is determined without giving consideration to the amounts recoverable through loss share agreements (since the loss share agreements are separately accounted for and thus presented “gross” on the balance sheet). On the Consolidated Statements of Income, the provision for credit losses is reported net of changes in the amount recoverable under the loss share agreements. Reductions to expected losses, to the extent such reductions to expected losses are the result of an improvement to the actual or expected cash flows from the covered assets, will reduce the loss share assets. The increases in cash flows for the purchased loans are recognized as interest income prospectively.

The following table provides a comparative analysis for the period end balances of the covered asset components and any changes in the allowance for covered loan losses.

(Dollars in thousands)	March 31, 2012	December 31, 2011	March 31, 2011
Period End Balances:
Loans	$691,220	$651,368	$431,299
Other real estate owned and other assets	40,851	47,459	36,296
FDIC Indemnification asset	263,212	344,251	124,785

Total covered assets	$995,283	$1,043,078	$592,380

Allowance for Covered Loan Losses Rollforward:
Balance at beginning of quarter	$12,977	$12,496	$—
Provision for covered loan losses before benefit attributable to FDIC loss share agreements	11,229	10,693	4,844
Benefit attributable to FDIC loss share agreements	(8,983)	(8,554)	(3,876)

Net provision for covered loan losses	2,246	2,139	968
Increase in FDIC indemnification asset	8,983	8,554	3,876
Loans charged-off	(6,523)	(10,212)	—
Recoveries of loans charged-off	52	—	—

Net charge-offs	(6,471)	(10,212)	—

Balance at end of quarter	$17,735	$12,977	$4,844

Changes in Accretable Yield

The excess of cash flows expected to be collected over the carrying value of loans accounted for under ASC 310-30 is referred to as the accretable yield and is recognized in interest income using an effective yield method over the remaining life of the loan, or pool of loans. The accretable yield is affected by:

•

Changes in interest rate indices for variable rate loans accounted for under ASC 310-30 – Expected future cash flows are based on the variable rates in effect at the time of the regular evaluations of cash flows expected to be collected;

•

Changes in prepayment assumptions – Prepayments affect the estimated life of loans accounted for under ASC 310-30 which may change the amount of interest income, and possibly principal, expected to be collected; and

•

Changes in the expected principal and interest payments over the estimated life – Updates to expected cash flows are driven by the credit outlook and actions taken with borrowers. Changes in expected future cash flows from loan modifications are included in the regular evaluations of cash flows expected to be collected.

The following table provides activity for the accretable yield of loans accounted for under ASC 310-30.

	Three Months Ended March 31, 2012		Three Months Ended March 31, 2011
(Dollars in thousands)	Bank Acquisitions	Life Insurance Premium Finance Loans	Bank Acquisitions	Life Insurance Premium Finance Loans
Accretable yield, beginning balance	$173,120	$18,861	$39,809	$33,315
Acquisitions	2,288	—	7,107	—
Accretable yield amortized to interest income	(14,892)	(3,737)	(7,072)	(9,052)
Accretable yield amortized to indemnification asset(1)	(21,377)	—	(7,087)	—
Reclassification from non-accretable difference(2)	41,601	—	48,844	184
Increases in interest cash flows due to payments and changes in interest rates	1,482	724	9,731	1,096

Accretable yield, ending balance	$182,222	$15,848	$91,332	$25,543

(1)	Represents the portion of the current period accreted yield, resulting from lower expected losses, applied to reduce the loss share indemnification asset
(2)	Reclassification is the result of subsequent increases in expected principal cash flows.

WINTRUST SUBSIDIARIES AND LOCATIONS

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Schaumburg Bank & Trust Company, N.A., Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Deerfield, Downers Grove, Elgin, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Hanover Park, Highland Park, Highwood, Hoffman Estates, Island Lake, Itasca, Lake Bluff, Lake Villa, Lincoln Park, Lindenhurst, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, North Chicago, Northfield, Norridge, Palatine, Park Ridge, Prospect Heights, Ravenswood, Ravinia, Riverside, Rogers Park, Roselle, Sauganash, Skokie, Spring Grove, Vernon Hills, Wauconda, Western Springs, Willowbrook, Winnetka and Wood Dale and in Delafield, Elm Grove, Madison, Wales, Wisconsin.

Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest insurance premium finance companies operating in the United States, serves commercial and life insurance loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wintrust Mortgage, a division of Barrington Bank & Trust Company, engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest. Great Lakes Advisors provides money management services and advisory services to individual accounts. Advanced Investment Partners, LLC is an investment management firm specializing in the active management of domestic equity investment strategies. The Chicago Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2010 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, organic growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•

negative economic conditions that adversely affect the economy, housing prices, the job market and other factors that may affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;

•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;

•	the financial success and economic viability of the borrowers of our commercial loans;

•	the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for loan and lease losses;

•

changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;

•	competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services);

•	failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of recent or future acquisitions;

•	unexpected difficulties and losses related to FDIC-assisted acquisitions, including those resulting from our loss- sharing arrangements with the FDIC;

•	any negative perception of the Company’s reputation or financial strength;

•	ability to raise capital on acceptable terms when needed;

•	disruption in capital markets, which may lower fair values for the Company’s investment portfolio;

•	ability to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations;

•	adverse effects on our information technology systems resulting from failures, human error or tampering;

•	accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;

•	the ability of the Company to attract and retain senior management experienced in the banking and financial services industries;

•	environmental liability risk associated with lending activities;

•	losses incurred in connection with repurchases and indemnification payments related to mortgages;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•	the soundness of other financial institutions;

•	the possibility that certain European Union member states will default on their debt obligations, which may affect the Company’s liquidity, financial conditions and results of operations;

•

unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings, which typically require over 13 months of operations before becoming profitable due to the impact of organizational and overhead expenses, startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets;

•	examinations and challenges by tax authorities;

•	changes in accounting standards, rules and interpretations and the impact on the Company’s financial statements;

•	the ability of the Company to receive dividends from its subsidiaries;

•	a decrease in the Company’s regulatory capital ratios, including as a result of further declines in the value of its loan portfolios, or otherwise;

•

legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies, including those resulting from the Dodd-Frank Act;

•	restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business resulting from the Dodd-Frank Act;

•	increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the current regulatory environment, including the Dodd-Frank Act;

•	changes in capital requirements resulting from Basel II and III initiatives;

•	increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•	delinquencies or fraud with respect to the Company’s premium finance business;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;

•	the Company’s ability to comply with covenants under its securitization facility and credit facility;

•	fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation; and

•	significant litigation involving the Company.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by or on behalf of Wintrust. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEB CAST AND REPLAY

The Company will hold a conference call at 1:00 p.m. (CT) Thursday, April 19, 2012 regarding first quarter 2012 results. Individuals interested in listening should call (877) 363-5049 and enter Conference ID #71502300. A simultaneous audio-only web cast and replay of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the first quarter 2012 earnings press release will be available on the home page of the Company’s website at (http://www.wintrust.com) and at the Investor Relations, Investor News and Events, Press Releases link on its website.

WINTRUST FINANCIAL CORPORATION

Supplemental Financial Information

5 Quarter Trends

WINTRUST FINANCIAL CORPORATION - Supplemental Financial Information

Selected Financial Highlights - 5 Quarter Trends

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Selected Financial Condition Data (at end of period):
Total assets	$16,172,018	$15,893,808	$15,914,804	$14,615,897	$14,094,294
Total loans, excluding covered loans	10,717,384	10,521,377	10,272,711	9,925,077	9,561,802
Total deposits	12,665,853	12,307,267	12,306,008	11,259,260	10,915,169
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Total shareholders’ equity	1,687,921	1,543,533	1,528,187	1,473,386	1,453,253
Selected Statements of Income Data:
Net interest income	125,895	124,647	118,410	108,706	109,614
Net revenue (1)	172,918	169,559	185,657	145,358	150,501
Pre-tax adjusted earnings (2)	63,688	59,362	57,524	52,860	51,032
Net income	23,210	19,221	30,202	11,750	16,402
Net income per common share – Basic	$0.61	$0.51	$0.82	$0.31	$0.44
Net income per common share – Diluted	$0.50	$0.41	$0.65	$0.25	$0.36
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.55%	3.45%	3.37%	3.40%	3.48%
Non-interest income to average assets	1.19%	1.11%	1.72%	1.04%	1.18%
Non-interest expense to average assets	2.99%	2.94%	2.72%	2.76%	2.84%
Net overhead ratio (2) (3)	1.80%	1.83%	1.00%	1.72%	1.66%
Net overhead ratio - pre-tax adjusted earnings (2) (3)	1.58%	1.62%	1.56%	1.59%	1.69%
Efficiency ratio - FTE (2) (4)	68.24%	69.99%	57.21%	67.22%	65.05%
Efficiency ratio - pre-tax adjusted earnings (2) (4)	62.31%	64.76%	63.69%	62.81%	63.56%
Return on average assets	0.59%	0.48%	0.77%	0.33%	0.47%
Return on average common equity	5.90%	4.87%	7.94%	3.05%	4.49%
Average total assets	$15,835,350	$16,014,209	$15,526,427	$14,105,136	$14,018,525
Average total shareholders’ equity	1,564,662	1,531,936	1,507,717	1,460,071	1,437,869
Average loans to average deposits ratio	88.1%	86.6%	85.0%	90.9%	91.2%
Average loans to average deposits ratio (including covered loans)	93.5	91.9	90.7	94.8	94.2
Common Share Data at end of period:
Market price per common share	$35.79	$28.05	$25.81	$32.18	$36.75
Book value per common share (2)	$35.25	$34.23	$33.92	$33.63	$33.70
Tangible common book value per share (2)	$27.57	$26.72	$26.47	$26.67	$26.65
Common shares outstanding	36,289,380	35,978,349	35,924,066	34,988,125	34,947,251
Other Data at end of period:(8)
Leverage Ratio (5)	10.5%	9.4%	9.6%	10.3%	10.3%
Tier 1 Capital to risk-weighted assets (5)	13.0%	12.0%	12.0%	12.3%	12.7%
Total capital to risk-weighted assets (5)	14.2%	13.2%	13.3%	13.5%	14.1%
Tangible common equity ratio (TCE) (2) (7)	7.5%	7.5%	7.4%	7.9%	8.0%
Tangible common equity ratio, assuming full conversion of preferred stock (2) (7)	8.6%	7.8%	7.7%	8.2%	8.4%
Allowance for credit losses (6)	$124,101	$123,612	$132,051	$119,697	$117,067
Non-performing loans	113,621	120,084	133,976	156,072	155,387
Allowance for credit losses to total loans (6)	1.16%	1.17%	1.29%	1.21%	1.22%
Non-performing loans to total loans	1.06%	1.14%	1.30%	1.57%	1.63%
Number of:
Bank subsidiaries	15	15	15	15	15
Non-bank subsidiaries	7	7	7	7	8
Banking offices	98	99	99	88	88

(1)	Net revenue includes net interest income and non-interest income
(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)

The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.
(5)	Capital ratios for current quarter-end are estimated.
(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excluding the allowance for covered loan losses.
(7)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets
(8)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Consolidated Statements of Condition - 5 Quarter Trends

(In thousands)	(Unaudited) March 31, 2012	December 31, 2011	(Unaudited) September 30, 2011	(Unaudited) June 30, 2011	(Unaudited) March 31, 2011
Assets
Cash and due from banks	$146,014	$148,012	$147,270	$140,434	$140,919
Federal funds sold and securities purchased under resale agreements	14,588	21,692	13,452	43,634	33,575
Interest-bearing deposits with other banks	900,755	749,287	1,101,353	990,308	946,193
Available-for-sale securities, at fair value	1,869,344	1,291,797	1,267,682	1,456,426	1,710,321
Trading account securities	1,140	2,490	297	509	2,229
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	88,216	100,434	99,749	86,761	85,144
Brokerage customer receivables	31,085	27,925	27,935	29,736	25,361
Mortgage loans held-for-sale, at fair value	339,600	306,838	204,081	133,083	92,151
Mortgage loans held-for-sale, at lower of cost or market	10,728	13,686	8,955	5,881	2,335
Loans, net of unearned income, excluding covered loans	10,717,384	10,521,377	10,272,711	9,925,077	9,561,802
Covered loans	691,220	651,368	680,075	408,669	431,299

Total loans	11,408,604	11,172,745	10,952,786	10,333,746	9,993,101
Less: Allowance for loan losses	111,023	110,381	118,649	117,362	115,049
Less: Allowance for covered loan losses	17,735	12,977	12,496	7,443	4,844

Net loans	11,279,846	11,049,387	10,821,641	10,208,941	9,873,208
Premises and equipment, net	434,700	431,512	412,478	403,577	369,785
FDIC indemnification asset	263,212	344,251	379,306	110,049	124,785
Accrued interest receivable and other assets	463,394	444,912	468,711	389,634	394,292
Trade date securities receivable	—	634,047	637,112	322,091	—
Goodwill	307,295	305,468	302,369	283,301	281,940
Other intangible assets	22,101	22,070	22,413	11,532	12,056

Total assets	$16,172,018	$15,893,808	$15,914,804	$14,615,897	$14,094,294

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$1,901,753	$1,785,433	$1,631,709	$1,397,433	$1,279,256
Interest bearing	10,764,100	10,521,834	10,674,299	9,861,827	9,635,913

Total deposits	12,665,853	12,307,267	12,306,008	11,259,260	10,915,169
Notes payable	52,639	52,822	3,004	1,000	1,000
Federal Home Loan Bank advances	466,391	474,481	474,570	423,500	423,500
Other borrowings	411,037	443,753	448,082	432,706	250,032
Secured borrowings - owed to securitization investors	428,000	600,000	600,000	600,000	600,000
Subordinated notes	35,000	35,000	40,000	40,000	50,000
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Trade date securities payable	—	47	73,874	2,243	10,000
Accrued interest payable and other liabilities	175,684	187,412	191,586	134,309	141,847

Total liabilities	14,484,097	14,350,275	14,386,617	13,142,511	12,641,041

Shareholders’ Equity:
Preferred stock	176,302	49,768	49,736	49,704	49,672
Common stock	36,522	35,982	35,926	34,988	34,947
Surplus	1,008,326	1,001,316	997,854	969,315	967,587
Treasury stock	(6,559)	(112)	(68)	(50)	(74)
Retained earnings	478,160	459,457	441,268	415,297	404,580
Accumulated other comprehensive (loss) income	(4,830)	(2,878)	3,471	4,132	(3,459)

Total shareholders’ equity	1,687,921	1,543,533	1,528,187	1,473,386	1,453,253

Total liabilities and shareholders’ equity	$16,172,018	$15,893,808	$15,914,804	$14,615,897	$14,094,294

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Consolidated Statements of Income (Unaudited) - 5 Quarter Trends

	Three Months Ended
(In thousands, except per share data)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Interest income
Interest and fees on loans	$143,555	$143,514	$140,543	$132,338	$136,543
Interest bearing deposits with banks	248	696	917	870	936
Federal funds sold and securities purchased under resale agreements	12	33	28	23	32
Securities	11,847	12,574	12,667	11,438	9,540
Trading account securities	9	6	15	10	13
Federal Home Loan Bank and Federal Reserve Bank stock	604	591	584	572	550
Brokerage customer receivables	211	203	197	194	166

Total interest income	156,486	157,617	154,951	145,445	147,780

Interest expense
Interest on deposits	18,030	19,685	21,893	22,404	23,956
Interest on Federal Home Loan Bank advances	3,584	4,186	4,166	4,010	3,958
Interest on notes payable and other borrowings	3,102	2,804	2,874	2,715	2,630
Interest on secured borrowings - owed to securitization investors	2,549	3,076	3,003	2,994	3,040
Interest on subordinated notes	169	176	168	194	212
Interest on junior subordinated debentures	3,157	3,043	4,437	4,422	4,370

Total interest expense	30,591	32,970	36,541	36,739	38,166

Net interest income	125,895	124,647	118,410	108,706	109,614
Provision for credit losses	17,400	18,817	29,290	29,187	25,344

Net interest income after provision for credit losses	108,495	105,830	89,120	79,519	84,270

Non-interest income
Wealth management	12,401	11,686	11,994	10,601	10,236
Mortgage banking	18,534	18,025	14,469	12,817	11,631
Service charges on deposit accounts	4,208	3,973	4,085	3,594	3,311
Gains on available-for-sale securities, net	816	309	225	1,152	106
Gain on bargain purchases	840	—	27,390	746	9,838
Trading gains (losses)	146	216	591	(30)	(440)
Other	10,078	10,703	8,493	7,772	6,205

Total non-interest income	47,023	44,912	67,247	36,652	40,887

Non-interest expense
Salaries and employee benefits	69,030	66,744	61,863	53,079	56,099
Equipment	5,400	5,093	4,501	4,409	4,264
Occupancy, net	8,062	7,975	7,512	6,772	6,505
Data processing	3,618	4,062	3,836	3,147	3,523
Advertising and marketing	2,006	3,207	2,119	1,440	1,614
Professional fees	3,604	3,710	5,085	4,533	3,546
Amortization of other intangible assets	1,049	1,062	970	704	689
FDIC insurance	3,357	3,244	3,100	3,281	4,518
OREO expenses, net	7,178	8,821	5,134	6,577	5,808
Other	14,455	14,850	12,201	13,264	11,543

Total non-interest expense	117,759	118,768	106,321	97,206	98,109

Income before taxes	37,759	31,974	50,046	18,965	27,048
Income tax expense	14,549	12,753	19,844	7,215	10,646

Net income	$23,210	$19,221	$30,202	$11,750	$16,402

Preferred stock dividends and discount accretion	$1,246	$1,032	$1,032	$1,033	$1,031

Net income applicable to common shares	$21,964	$18,189	$29,170	$10,717	$15,371

Net income per common share - Basic	$0.61	$0.51	$0.82	$0.31	$0.44

Net income per common share - Diluted	$0.50	$0.41	$0.65	$0.25	$0.36

Cash dividends declared per common share	$0.09	$—	$0.09	$—	$0.09

Weighted average common shares outstanding	36,207	35,958	35,550	34,971	34,928
Dilutive potential common shares	7,530	8,480	10,551	8,438	7,794

Average common shares and dilutive common shares	43,737	44,438	46,101	43,409	42,722

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Period End Loan Balances - 5 Quarter Trends

(Dollars in thousands)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Balance:
Commercial	$2,544,456	$2,498,313	$2,337,098	$2,132,436	$1,937,561
Commercial real estate	3,585,760	3,514,261	3,465,321	3,374,668	3,356,562
Home equity	840,364	862,345	879,180	880,702	891,332
Residential real-estate	361,327	350,289	326,207	329,381	344,909
Premium finance receivables - commercial	1,512,630	1,412,454	1,417,572	1,429,436	1,337,851
Premium finance receivables - life insurance	1,693,763	1,695,225	1,671,443	1,619,668	1,539,521
Indirect consumer (1)	67,445	64,545	62,452	57,718	52,379
Consumer and other	111,639	123,945	113,438	101,068	101,687

Total loans, net of unearned income, excluding covered loans	$10,717,384	$10,521,377	$10,272,711	$9,925,077	$9,561,802
Covered loans	691,220	651,368	680,075	408,669	431,299

Total loans, net of unearned income	$11,408,604	$11,172,745	$10,952,786	$10,333,746	$9,993,101

Mix:
Commercial	22%	22%	21%	20%	19%
Commercial real estate	32	31	32	33	34
Home equity	7	8	8	8	9
Residential real-estate	3	3	3	3	4
Premium finance receivables - commercial	13	13	13	14	13
Premium finance receivables - life insurance	15	15	15	16	15
Indirect consumer (1)	1	1	1	1	1
Consumer and other	1	1	1	1	1

Total loans, net of unearned income, excluding covered loans	94%	94%	94%	96%	96%
Covered loans	6	6	6	4	4

Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Includes autos, boats, snowmobiles and other indirect consumer loans.

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Period End Deposits Balances - 5 Quarter Trends

(Dollars in thousands)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Balance:
Non-interest bearing	$1,901,753	$1,785,433	$1,631,709	$1,397,433	$1,279,256
NOW	1,756,313	1,698,778	1,633,752	1,530,068	1,526,955
Wealth Management deposits (1)	933,609	788,311	730,315	737,428	659,194
Money Market	2,306,726	2,263,253	2,190,117	1,985,661	1,844,416
Savings	943,066	888,592	867,483	736,974	749,681
Time certificates of deposit	4,824,386	4,882,900	5,252,632	4,871,696	4,855,667

Total deposits	$12,665,853	$12,307,267	$12,306,008	$11,259,260	$10,915,169

Mix:
Non-interest bearing	15%	15%	13%	12%	12%
NOW	14	14	13	14	14
Wealth Management deposits (1)	7	6	6	6	6
Money Market	18	18	18	18	17
Savings	8	7	7	7	7
Time certificates of deposit	38	40	43	43	44

Total deposits	100%	100%	100%	100%	100%

(1)

Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Net Interest Margin (Including Call Option Income) - 5 Quarter Trends

	Three Months Ended
(Dollars in thousands)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Net interest income	$126,361	$125,101	$118,828	$109,114	$110,028
Call option income	3,123	5,377	3,436	2,287	2,470

Net interest income including call option income	$129,484	$130,478	$122,264	$111,401	$112,498

Yield on earning assets	4.41%	4.36%	4.41%	4.54%	4.68%
Rate on interest-bearing liabilities	1.00	1.05	1.18	1.32	1.39

Rate spread	3.41%	3.31%	3.23%	3.22%	3.29%
Net free funds contribution	0.14	0.14	0.14	0.18	0.19

Net interest margin	3.55	3.45	3.37	3.40	3.48
Call option income	0.09	0.15	0.10	0.07	0.08

Net interest margin including call option income	3.64%	3.60%	3.47%	3.47%	3.56%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Net Interest Margin (Including Call Option Income - YTD Trends)

	Three Months Ended March 31,	Years Ended December 31,
(Dollars in thousands)	2012	2011	2010	2009	2008
Net interest income	$126,361	$463,071	$417,564	$314,096	$247,054
Call option income	3,123	13,570	2,235	1,998	29,024

Net interest income including call option income	$129,484	$476,641	$419,799	$316,094	$276,078

Yield on earning assets	4.41%	4.49%	4.80%	5.07%	5.88%
Rate on interest-bearing liabilities	1.00	1.23	1.61	2.29	3.31

Rate spread	3.41%	3.26%	3.19%	2.78%	2.57%
Net free funds contribution	0.14	0.16	0.18	0.23	0.24

Net interest margin	3.55	3.42	3.37	3.01	2.81
Call option income	0.09	0.10	0.02	0.02	0.33

Net interest margin including call option income	3.64%	3.52%	3.39%	3.03%	3.14%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Quarterly Average Balances - 5 Quarter Trends

	Three Months Ended
(In thousands)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Liquidity management assets	$2,756,833	$3,051,850	$3,083,508	$2,591,398	$2,632,012
Other earning assets	30,499	28,828	28,834	28,886	27,718
Loans, net of unearned income	10,848,016	10,662,516	10,200,733	9,859,789	9,849,309
Covered loans	667,242	652,157	680,003	418,129	326,571

Total earning assets	$14,302,590	$14,395,351	$13,993,078	$12,898,202	$12,835,610

Allowance for loan losses	(131,769)	(137,423)	(128,848)	(125,537)	(118,610)
Cash and due from banks	143,869	130,437	140,010	135,670	152,264
Other assets	1,520,660	1,625,844	1,522,187	1,196,801	1,149,261

Total assets	$15,835,350	$16,014,209	$15,526,427	$14,105,136	$14,018,525

Interest-bearing deposits	$10,481,822	$10,563,090	$10,442,886	$9,491,778	$9,542,637
Federal Home Loan Bank advances	470,345	474,549	486,379	421,502	416,021
Notes payable and other borrowings	505,814	468,139	461,141	338,304	266,379
Secured borrowings - owed to securitization investors	514,923	600,000	600,000	600,000	600,000
Subordinated notes	35,000	38,370	40,000	45,440	50,000
Junior subordinated notes	249,493	249,493	249,493	249,493	249,493

Total interest-bearing liabilities	$12,257,397	$12,393,641	$12,279,899	$11,146,517	$11,124,530

Non-interest bearing deposits	1,832,627	1,755,446	1,553,769	1,349,549	1,261,374
Other liabilities	180,664	333,186	185,042	148,999	194,752
Equity	1,564,662	1,531,936	1,507,717	1,460,071	1,437,869

Total liabilities and shareholders’ equity	$15,835,350	$16,014,209	$15,526,427	$14,105,136	$14,018,525

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Net Interest Margin - 5 Quarter Trends

	Three Months Ended
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Yield earned on:
Liquidity management assets	1.90%	1.85%	1.87%	2.04%	1.75%
Other earning assets	2.96	2.90	2.98	2.89	2.65
Loans, net of unearned income	4.77	4.78	4.97	5.05	5.34
Covered loans	8.98	9.20	7.54	8.06	8.78

Total earning assets	4.41%	4.36%	4.41%	4.54%	4.68%

Rate paid on:
Interest-bearing deposits	0.69%	0.74%	0.83%	0.95%	1.02%
Federal Home Loan Bank advances	3.06	3.50	3.40	3.82	3.86
Notes payable and other borrowings	2.47	2.38	2.47	3.22	4.00
Secured borrowings - owed to securitization investors	1.99	2.03	1.99	2.00	2.05
Subordinated notes	1.91	1.79	1.65	1.69	1.69
Junior subordinated notes	5.01	4.77	6.96	7.01	7.01

Total interest-bearing liabilities	1.00%	1.05%	1.18%	1.32%	1.39%

Interest rate spread	3.41%	3.31%	3.23%	3.22%	3.29%
Net free funds/contribution	0.14	0.14	0.14	0.18	0.19

Net interest income/Net interest margin	3.55%	3.45%	3.37%	3.40%	3.48%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Non-Interest Income - 5 Quarter Trends

	Three Months Ended
(In thousands)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Brokerage	$6,322	$5,960	$6,108	$6,208	$6,325
Trust and asset management	6,079	5,726	5,886	4,393	3,911

Total wealth management	12,401	11,686	11,994	10,601	10,236

Mortgage banking	18,534	18,025	14,469	12,817	11,631
Service charges on deposit accounts	4,208	3,973	4,085	3,594	3,311
Gains on available-for-sale securities	816	309	225	1,152	106
Gain on bargain purchases	840	—	27,390	746	9,838
Trading gains (losses)	146	216	591	(30)	(440)
Other:
Fees from covered call options	3,123	5,377	3,436	2,287	2,470
Bank Owned Life Insurance	919	681	351	661	876
Administrative services	766	789	784	781	717
Miscellaneous	5,270	3,856	3,922	4,043	2,142

Total other income	10,078	10,703	8,493	7,772	6,205

Total Non-Interest Income	$47,023	$44,912	$67,247	$36,652	$40,887

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Non-Interest Expense - 5 Quarter Trends

	Three Months Ended
(In thousands)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Salaries and employee benefits:
Salaries	$37,933	$36,676	$36,633	$32,008	$33,135
Commissions and bonus	16,802	19,263	14,984	10,760	10,714
Benefits	14,295	10,805	10,246	10,311	12,250

Total salaries and employee benefits	69,030	66,744	61,863	53,079	56,099
Equipment	5,400	5,093	4,501	4,409	4,264
Occupancy, net	8,062	7,975	7,512	6,772	6,505
Data processing	3,618	4,062	3,836	3,147	3,523
Advertising and marketing	2,006	3,207	2,119	1,440	1,614
Professional fees	3,604	3,710	5,085	4,533	3,546
Amortization of other intangible assets	1,049	1,062	970	704	689
FDIC insurance	3,357	3,244	3,100	3,281	4,518
OREO expenses, net	7,178	8,821	5,134	6,577	5,808
Other:
Commissions - 3rd party brokers	1,021	872	936	991	1,030
Postage	1,423	1,322	1,102	1,170	1,078
Stationery and supplies	919	1,186	904	888	840
Miscellaneous	11,092	11,470	9,259	10,215	8,595

Total other expense	14,455	14,850	12,201	13,264	11,543

Total Non-Interest Expense	$117,759	$118,768	$106,321	$97,206	$98,109

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Allowance for Credit Losses, excluding covered loans - 5 Quarter Trends

	Three Months Ended
(Dollars in thousands)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Allowance for loan losses at beginning of period	$110,381	$118,649	$117,362	$115,049	$113,903
Provision for credit losses	15,154	16,615	28,263	28,666	24,376
Other adjustments	(238)	—	—	—	—
Reclassification from/(to) allowance for unfunded lending-related commitments	152	171	(66)	(317)	2,116
Charge-offs:
Commercial	3,262	6,377	8,851	7,583	9,140
Commercial real estate	8,229	13,931	14,734	20,691	13,342
Home equity	2,590	1,876	1,071	1,300	773
Residential real estate	175	1,632	926	282	1,275
Premium finance receivables - commercial	837	1,479	1,738	1,893	1,507
Premium finance receivables - life insurance	13	—	31	214	30
Indirect consumer	51	56	24	44	120
Consumer and other	310	824	282	266	160

Total charge-offs	15,467	26,175	27,657	32,273	26,347

Recoveries:
Commercial	257	541	150	301	266
Commercial real estate	131	286	299	463	338
Home equity	162	5	32	19	8
Residential real estate	2	2	3	3	2
Premium finance receivables - commercial	277	204	159	5,375	268
Premium finance receivables - life insurance	21	—	—	12	—
Indirect consumer	30	37	75	42	66
Consumer and other	161	46	29	22	53

Total recoveries	1,041	1,121	747	6,237	1,001

Net charge-offs	(14,426)	(25,054)	(26,910)	(26,036)	(25,346)
Allowance for loan losses at period end	$111,023	$110,381	$118,649	$117,362	$115,049
Allowance for unfunded lending-related commitments at period end	13,078	13,231	13,402	2,335	2,018

Allowance for credit losses at period end	$124,101	$123,612	$132,051	$119,697	$117,067

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	0.49%	0.96%	1.60%	1.45%	1.85%
Commercial real estate	0.92	1.56	1.69	2.40	1.57
Home equity	1.15	0.85	0.47	0.58	0.34
Residential real estate	0.11	1.07	0.80	0.25	0.91
Premium finance receivables - commercial	0.15	0.35	0.42	(0.99)	0.37
Premium finance receivables - life insurance	—	—	0.01	0.05	0.01
Indirect consumer	0.13	0.12	(0.33)	0.02	0.41
Consumer and other	0.49	2.35	0.84	0.98	0.42

Total loans, net of unearned income, excluding covered loans	0.53%	0.93%	1.05%	1.06%	1.04%

Net charge-offs as a percentage of the provision for credit losses	95.20%	150.79%	95.21%	90.83%	103.98%
Loans at period-end	$10,717,384	$10,521,377	$10,272,711	$9,925,077	$9,561,802
Allowance for loan losses as a percentage of loans at period end	1.04%	1.05%	1.15%	1.18%	1.20%
Allowance for credit losses as a percentage of loans at period end	1.16%	1.17%	1.29%	1.21%	1.22%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION

Non-Performing Assets, excluding covered assets - 5 Quarter Trends

(Dollars in thousands)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Loans past due greater than 90 days and still accruing:
Commercial	$—	$—	$—	$—	$150
Commercial real-estate	73	—	1,105	—	1,997
Home equity	—	—	—	—	—
Residential real-estate	—	—	—	—	—
Premium finance receivables - commercial	4,619	5,281	4,599	4,446	6,319
Premium finance receivables - life insurance	—	—	2,413	324	—
Indirect consumer	257	314	292	284	310
Consumer and other	—	—	—	—	1

Total loans past due greater than 90 days and still accruing	4,949	5,595	8,409	5,054	8,777
Non-accrual loans:
Commercial	19,835	19,018	24,836	26,168	26,157
Commercial real-estate	62,704	66,508	69,669	89,793	94,001
Home equity	12,881	14,164	15,426	15,853	11,184
Residential real-estate	5,329	6,619	7,546	7,379	4,909
Premium finance receivables - commercial	7,650	7,755	6,942	10,309	9,550
Premium finance receivables - life insurance	—	54	349	670	342
Indirect consumer	152	138	146	89	320
Consumer and other	121	233	653	757	147

Total non-accrual loans	108,672	114,489	125,567	151,018	146,610
Total non-performing loans:
Commercial	19,835	19,018	24,836	26,168	26,307
Commercial real-estate	62,777	66,508	70,774	89,793	95,998
Home equity	12,881	14,164	15,426	15,853	11,184
Residential real-estate	5,329	6,619	7,546	7,379	4,909
Premium finance receivables - commercial	12,269	13,036	11,541	14,755	15,869
Premium finance receivables - life insurance	—	54	2,762	994	342
Indirect consumer	409	452	438	373	630
Consumer and other	121	233	653	757	148

Total non-performing loans	$113,621	$120,084	$133,976	$156,072	$155,387
Other real estate owned	69,575	79,093	86,622	82,772	85,290
Other real estate owned - obtained in acquisition	6,661	7,430	10,302	—	—

Total non-performing assets	$189,857	$206,607	$230,900	$238,844	$240,677

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.78%	0.76%	1.06%	1.23%	1.36%
Commercial real-estate	1.75	1.89	2.04	2.66	2.86
Home equity	1.53	1.64	1.75	1.80	1.25
Residential real-estate	1.47	1.89	2.31	2.24	1.42
Premium finance receivables - commercial	0.81	0.92	0.81	1.03	1.19
Premium finance receivables - life insurance	—	—	0.17	0.06	0.02
Indirect consumer	0.61	0.70	0.70	0.65	1.20
Consumer and other	0.11	0.19	0.58	0.75	0.15

Total loans, net of unearned income	1.06%	1.14%	1.30%	1.57%	1.63%

Total non-performing assets as a percentage of total assets	1.17%	1.30%	1.45%	1.63%	1.71%

Allowance for loan losses as a percentage of total non-performing loans	97.71%	91.92%	88.56%	75.20%	74.04%